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Exhibit 2.1

STOCK PURCHASE AGREEMENT
AMONG
PFCeFUELS, INC.,
and
THE SHAREHOLDERS OF BCG eFUELS, INC.,
a British Columbia corporation
and
THE SHAREHOLDERS OF PICKENS FUEL CORP.,
a California corporation

dated as of June 13, 2001

THIS STOCK PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") CONTAINS CERTAIN REPRESENTATIONS AND WARRANTIES (THE "REPRESENTATIONS") BY CLEAN ENERGY FUELS CORP. (FORMERLY PFCEFUELS, INC., "CLEAN ENERGY") IN FAVOR OF THE SHAREHOLDERS OF PICKENS FUEL CORP. ("PFC") AND THE SHAREHOLDERS OF BCG EFUELS, INC. ("EFUELS"), BY BC Gas, Inc. ("BC Gas") and Westport Innovations Inc. ("Westport") IN FAVOR OF CLEAN ENERGY and the SHAREHOLDERS OF PFC, BY Alan P. Basham ("Basham") IN FAVOR OF CLEAN ENERGY AND THE SHAREHOLDERS OF PFC AND BY THE SHAREHOLDERS OF PFC IN FAVOR OF CLEAN ENERGY AND THE SHAREHOLDERS OF EFUELS. NO PERSON, OTHER THAN THE PARTIES TO THE AGREEMENT, ARE ENTITLED TO RELY ON THE REPRESENTATIONS CONTAINED IN THE PURCHASE AGREEMENT. THE PURCHASE AGREEMENT IS FILED IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AS A MATERIAL PLAN OF ACQUISITION, AND IS INTENDED BY CLEAN ENERGY FUELS CORP. SOLELY AS A RECORD OF THE AGREEMENT REACHED BY THE PARTIES THERETO. THE FILING OF THE PURCHASE AGREEMENT IS NOT INTENDED AS A MECHANISM TO UPDATE, SUPERSEDE OR OTHERWISE MODIFY PRIOR DISCLOSURES OF INFORMATION AND RISKS CONCERNING CLEAN ENERGY WHICH CLEAN ENERGY HAS MADE TO ITS STOCKHOLDERS.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT THE REPRESENTATIONS ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT PFC AND EFUELS HAVE DELIVERED TO CLEAN ENERGY (THE "DISCLOSURE SCHEDULES"). THE DISCLOSURE SCHEDULES CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT CERTAIN REPRESENTATIONS MADE IN THE PURCHASE AGREEMENT ARE NOT INTENDED TO BE AFFIRMATIVE REPRESENTATIONS OF FACTS, SITUATIONS OR CIRCUMSTANCES, BUT ARE INSTEAD DESIGNED AND INTENDED TO ALLOCATE CERTAIN RISKS BETWEEN CLEAN ENERGY, ON THE ONE HAND, AND EACH OF BC GAS, WESTPORT, BASHAM, THE SHAREHOLDERS OF PFC AND THE SHAREHOLDERS OF EFUELS, ON THE OTHER HAND. THE USE OF REPRESENTATIONS AND WARRANTIES TO ALLOCATE RISK IS A STANDARD DEVICE IN PURCHASE AGREEMENTS.

ACCORDINGLY, STOCKHOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AS AFFIRMATIONS OR CHARACTERIZATIONS OF INFORMATION CONCERNING CLEAN ENERGY AS OF THE DATE OF THE PURCHASE AGREEMENT, OR AS OF ANY OTHER DATE.

TABLE OF CONTENTS

ARTICLE I. Purchase of Shares		1
1.1	Purchase and Sale of Shares	1
ARTICLE II. Purchase Price and Closing		2
2.1	Purchase Price.	2
2.2	Closing	2
2.3	Deliveries at Closing	2
ARTICLE III. Representations and Warranties		4
3.1	Representations and Warranties of BC Gas and Westport	4
3.2	Representations and Warranties of Basham	17
3.3	Representations and Warranties of PFC Sellers	18
3.4	Representations and Warranties of Purchaser	29
ARTICLE IV. Certain Covenants		31
4.1	Covenants of eFuels Sellers	31
4.2	Covenants of PFC Sellers	32
4.3	Covenants of Purchaser	33
ARTICLE V. Conditions to Closing		34
5.1	Conditions to Obligation of Purchaser to Close	34
5.2	Conditions to Obligation of eFuels Sellers to Close	36
5.3	Conditions to Obligation of PFC Sellers to Close	36
ARTICLE VI. Indemnification		37
6.1	Joint Indemnification by eFuels Sellers	37
6.2	Joint Indemnification by PFC Sellers	38
6.3	Indemnification by Purchaser	39
6.4	Procedures for Indemnification	40
ARTICLE VII. Termination		40
7.1	Termination	40
7.2	Effect of Termination	41
ARTICLE VIII. Miscellaneous		41
8.1	Survival of Representations and Warranties	41
8.2	Expenses	41
8.3	Notices	41
8.4	Amendments	42
8.5	Waiver	42
8.6	Publicity	43
8.7	Headings	43
8.8	Assignment of Agreement	43
8.9	Parties in Interest	43
8.10	Counterparts	43
8.11	Governing Law	43
8.12	Severability	43
8.13	Remedies	43
8.14	Entire Agreement	43
8.15	Further Assurances	43
8.16	Consent to Jurisdiction and Waivers	44
8.17	Arbitration	44
8.18	Waiver of Jury Trial	45

eFuels Schedules

Schedule 3.1(a)	Qualification; Directors And Officers of eFuels
Schedule 3.1(b)	Qualification; Directors And Officers of eFuels/Arizona
Schedule 3.1(d)	No Conflicts with Other Instruments
Schedule 3.1(e)	Notices, Consents And Approvals
Schedule 3.1(f)	Options
Schedule 3.1(h)	Claims and Proceedings
Schedule 3.1(i)	Financial Statements
Schedule 3.1(k)	Absence Of Certain Changes Or Events
Schedule 3.1(l)	Real Property Leases
Schedule 3.1(m)	Permitted Encumbrances
Schedule 3.1(n)	Contracts
Schedule 3.1(o)	Defaults
Schedule 3.1(p)	Transactions With Affiliates
Schedule 3.1(q)	Insurance
Schedule 3.1(t)	Employee Benefit Plans
Schedule 3.1(u)	Relationships With Suppliers
Schedule 3.1(x)	Changes In Inventory
Schedule 3.1(z)	Intellectual Property
Schedule 3.1(aa)	Banking Matters
Schedule 3.1(cc)	Equipment
Schedule 3.1(ee)	Fees
PFC Schedules
Schedule 3.3(a)	Qualification; Directors And Officers
Schedule 3.3(c)	No Conflicts with Other Instruments
Schedule 3.3(d)	Notices, Consents And Approvals
Schedule 3.3(f)	Claims and Proceedings
Schedule 3.3(g)	Product Liability
Schedule 3.3(h)	Financial Statements
Schedule 3.3(j)	Absence Of Certain Changes Or Events
Schedule 3.3(k)	Real Property
Schedule 3.3(l)	Permitted Encumbrances
Schedule 3.3(m)	Contracts
Schedule 3.3(n)	Defaults
Schedule 3.3(o)	Transactions With Affiliates
Schedule 3.3(p)	Insurance
Schedule 3.3(t)	Relationships With Suppliers
Schedule 3.3(w)	Changes In Inventory
Schedule 3.3(x)	Products
Schedule 3.3(y)	Intellectual Property
Schedule 3.3(z)	Banking Matters
Schedule 3.3(cc)	Equipment
Schedule 3.3(ee)	Fees

EXHIBITS
Exhibit A	Selected Definitions
Exhibit B-1	Purchaser's Secured Convertible Promissory Note to the Order of Boone Pickens in the principal amount of U.S. $3.2 million
Exhibit B-2	Purchaser's Secured Convertible Promissory Note to the Order of Pickens Grandchildren's Trust U/D/T 11/30/99 in the principal amount of U.S. $800,000
Exhibit C-1	PFC Stock Pledge Agreement (Pickens)
Exhibit C-2	PFC Stock Pledge Agreement (BPG Trust)
Exhibits D-1	Form of Farris, Vaughn, Mills & Murphy Legal Opinion
Exhibit D-2	Form of Sheppard, Mullin, Richter & Hampton LLP Legal Opinion
Exhibit E-1	Andrew J. Littlefair Employment Agreement
Exhibit F-2	Alan P. Basham Employment Agreement
Exhibit E-3	James N. Harger Employment Agreement
Exhibit E-4	Ronald W. Zink Employment Agreement
Exhibit G	Purchaser Indemnity Agreement
Exhibit H	eFuels Stock Pledge Agreement

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 13th day of June, 2001, by and among PFCeFuels, Inc., a Delaware corporation ("Purchaser"), BC Gas, Inc., a British Columbia corporation ("BC Gas"), Westport Innovations Inc., an Alberta corporation ("Westport") and Alan P. Basham ("Basham"), hereinafter collectively referred to as the "eFuels Sellers", holders of all of the outstanding shares of the capital stock of BCG eFuels Inc., a British Columbia corporation ("eFuels"), and Boone Pickens ("Pickens") and Pickens Grandchildren's Trust U/D/T 11/30/99 (the "BPG Trust"), hereinafter referred to as the "PFC Sellers", holders of all outstanding shares of the capital stock of Pickens Fuel Corp., a California corporation ("PFC").

        WHEREAS, Purchaser is a newly formed corporation organized and existing under the laws of the State of Delaware, 3,177,183 shares and 868,128 shares of the issued and outstanding capital stock of which is owned by BC Gas and Westport, respectively, upon an initial aggregate equity investment by them of $12 million;

        WHEREAS, eFuels and PFC are each engaged in the business of designing, building and operating compressed natural gas fueling stations for fleet vehicle operators and others;

        WHEREAS, eFuels has a wholly owned subsidiary, eFuels Inc., an Arizona corporation ("eFuels/Arizona") and eFuels Sellers have agreed to cause to sell to Purchaser all of the outstanding shares of capital stock of eFuels/Arizona (the "eFuels/Arizona Shares") and Purchaser has agreed to purchase the eFuels/Arizona Shares, in the manner and upon the terms and conditions stated herein;

        WHEREAS, eFuels Sellers have agreed to sell to Purchaser all of the outstanding shares of capital stock of eFuels held by the eFuels Sellers (the "eFuels Shares") and Purchaser has agreed to purchase the eFuels Shares, in the manner and upon the terms and conditions stated herein;

        WHEREAS, PFC Sellers have agreed to sell to Purchaser all of the outstanding shares of capital stock of PFC (the "PFC Shares") to Purchaser and Purchaser has agreed to purchase the PFC Shares in the manner and upon the terms and conditions stated herein; and

        WHEREAS, for federal income tax purposes, it is intended that the transactions contemplated by this Agreement constitute transactions described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

        NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
Purchase of Shares

        1.1    Purchase and Sale of Shares.    Subject to the terms and conditions of this Agreement, at Closing and on the Closing Date (as defined in Section 2.2 below) (i) eFuels Sellers shall cause eFuels to sell, transfer and assign all the eFuels/Arizona Shares to Purchaser, and Purchaser shall purchase all the eFuels/Arizona Shares from eFuels, in each case on the terms and conditions stated in this Agreement and (ii) eFuels Sellers shall sell, transfer and assign all the eFuels Shares to Purchaser, and Purchaser shall purchase all the eFuels Shares from eFuels Sellers, in each case on the terms and conditions stated in this Agreement and (iii) PFC Sellers shall sell, transfer and assign all of the PFC Shares to Purchaser and Purchaser shall purchase all of the PFC Shares from PFC Sellers, in each case on the terms and conditions stated in this Agreement. As used in this Agreement, all amounts are stated in United States Dollars unless otherwise expressly indicated.

ARTICLE II.
Purchase Price and Closing

        2.1    Purchase Price.

          (a)    Payment to eFuels.    At Closing, eFuels shall receive cash in the amount of $100,000 for the eFuels/Arizona Shares.

          (b)    Payment to Pickens.    At Closing, Pickens shall receive:

              (i)  Cash in the amount of $4.4 million;

             (ii)  A secured convertible promissory note (the "BP Note") issued by Purchaser in the amount of $3.2 million in the form of Exhibit B-1 hereto; and

            (iii)  1,864,612 shares of the Common Stock of the Purchaser.

          (c)    Payments to BPG Trust.    At Closing, the BPG Trust shall receive:

              (i)  Cash in the amount of $1.1 million;

             (ii)  A secured convertible promissory note (the "Trust Note") issued by Purchaser in the amount of $800,000, in the form of Exhibit B-2 hereto; and

            (iii)  466,153 shares of the Common Stock of the Purchaser.

          (d)    Payment to BC Gas.    At the Closing, BC Gas shall receive 2,453,079 shares of the Common Stock of the Purchaser.

          (e)    Payment to Westport.    At the Closing, Westport shall receive 1,156,764 shares of the Common Stock of the Purchaser.

          (f)    Payment to Basham.    At the Closing, Basham shall receive 14,081 shares of the Common Stock of the Purchaser.

        2.2    Closing.    The closing of the sale and purchase of the eFuels Shares and the PFC Shares (the "Closing") pursuant to this Agreement shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP located at 333 South Hope Street, Suite 4800, Los Angeles, California 90071 at 10:00 a.m. local time on June 12, 2001 (the "Closing Date"), or at such other time and place as the parties may agree. All of the actions taken and instruments and other documents delivered at the Closing shall be deemed to be taken or delivered, as the case may be, in the following sequence: (a) purchase by Purchaser of the eFuels/Arizona Shares; (b) purchase by Purchaser of the eFuels Shares; and (c) purchase by Purchaser of the PFC Shares. No action taken or delivery made at the Closing shall be effective until all actions taken and deliveries made at the Closing are completed (the "Effective Time").

        2.3    Deliveries at Closing.    At the Closing,

          (a)    Deliveries by eFuels Sellers.    At Closing, eFuels Sellers shall cause eFuels to deliver to Purchaser:

              (i)  certificates representing the eFuels/Arizona Shares, accompanied by assignments to Purchaser duly executed by eFuels, each in form and substance acceptable to Purchaser (the "eFuels Certificates and Assignments");

             (ii)  all other documents, instruments and writings required by this Agreement to be delivered by eFuels to Purchaser at or prior to Closing.

            (iii)  certificates representing the eFuels Shares, accompanied by assignments to Purchaser duly executed by the eFuels Sellers, each in form and substance acceptable to Purchaser (the "eFuels Sellers Certificates and Assignments");

            (iv)  the Employment Agreements provided for by Section 5.1(p) below, duly executed by Basham and Ronald W. Zink;

             (v)  a release of all existing security interests of record in eFuels' assets other than the Permitted Encumbrances listed in Schedule 3.1(m) hereto;

            (vi)  all other documents, instruments and writings required by this Agreement to be delivered by eFuels Sellers to Purchaser at or prior to Closing; and

           (vii)  all other documents, instruments and writings required by this Agreement to be delivered by Basham to Purchaser at or prior to Closing.

          (b)    Deliveries by PFC Sellers.    At Closing, PFC Sellers shall deliver to Purchaser:

              (i)  certificates representing the PFC Shares, accompanied by assignments to Purchaser duly executed by PFC Sellers, each in form and substance acceptable to Purchaser (the "PFC Certificates and Assignments");

             (ii)  a release of all existing security interests of record in PFC's assets other than the Permitted Encumbrances listed in Schedule 3.2(l) hereto;

            (iii)  the Employment Agreements provided for by Section 5.1(p) below, duly executed by Andrew J. Littlefair and James H. Harger; and

            (iv)  all other documents, instruments and writings required by this Agreement to be delivered by PFC Sellers to Purchaser at or prior to Closing.

          (c)    Deliveries by Purchaser to eFuels Sellers.    At Closing, Purchaser shall deliver to eFuels Sellers:

              (i)  certificates representing 2,453,079 shares, 1,156,764 shares and 14,081 shares of the Common Stock of Purchaser to BC Gas, Westport and Basham, respectively;

             (ii)  the Employment Agreements provided for by Section 5.2(h) below, duly executed by Purchaser; and

            (iii)  all other documents, instruments and writings required by this Agreement to be delivered by Purchaser to eFuels Sellers at or prior to Closing.

          (d)    Deliveries by Purchaser to PFC Sellers.    At Closing, Purchaser shall deliver to PFC Sellers:

              (i)  certificates representing 1,864,612 shares and 466,153 shares of the Common Stock of Purchaser to Pickens and BPG Trust, respectively;

             (ii)  cash in the amount of $4.4 million to Pickens to an account specified by Pickens by wire transfer in immediately available United States funds;

            (iii)  cash in the amount of $1.1 million to BPG Trust to an account specified by the BPG Trust by wire transfer in immediately available United States funds;

            (iv)  Secured Convertible Promissory Note to Pickens provided for in Section 2.1(b);

             (v)  Secured Convertible Promissory Note to BPG Trust as provided in Section 2.1(c);

            (vi)  PFC Stock Pledge Agreement in the Form of Exhibit C-1;

           (vii)  PFC Stock Pledge Agreement in the form of Exhibit C-2;

          (viii)  Employment Agreements, provided for by Section 5.3(j) below, duly executed by Purchaser;

            (ix)  releases from the personal guaranties and other obligations of Pickens described in Section 5.3(k) or, in the alternative, the Indemnity Agreements in the form of Exhibit G and the eFuels Stock Pledge Agreement in the form of Exhibit H, executed by Purchaser, pursuant to which Purchaser shall indemnify Pickens against any and all claims and losses (including reasonable court costs and attorneys fees) arising out of any claims against the personal guarantees and other obligations of Pickens made in respect of any act or event occurring after the Effective Date; and

             (x)  all other documents, instruments and writings required by this Agreement to be delivered by Purchaser at or prior to Closing.

ARTICLE III.
Representations and Warranties

        3.1    Representations and Warranties of BC Gas and Westport.    BC Gas and Westport hereby jointly and severally represent and warrant to Purchaser and PFC Sellers that:

          (a)    Organization, Qualification and Corporate Power of eFuels.    eFuels is a corporation duly organized and validly existing under the laws of the Province of British Columbia. eFuels is duly qualified to do business in other provinces and other jurisdictions as a foreign corporation (a "foreign corporation") and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on eFuels. Set forth in Schedule 3.1(a) hereto is a list of each jurisdiction in which eFuels is qualified to do business. eFuels has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted. True and correct copies of the Memorandum and Articles of Incorporation of eFuels, as amended to date, and all minutes and actions of the shareholders and board of directors of eFuels have been delivered or made available to Purchaser and PFC Sellers, and all actions taken and required to be taken prior to the date hereof are properly reflected in such minutes and actions. Set forth in Schedule 3.1(a) hereto is a list of the directors and officers of eFuels as of the Closing Date. eFuels does not have any direct or indirect interest in any other firm, corporation, partnership, limited liability company, joint venture, association or other business organization, other than eFuels/Arizona.

          (b)    Organization, Qualification and Corporate Power of eFuels/Arizona.    eFuels/Arizona is a corporation duly organized and validly existing under the laws of the State of Arizona. eFuels/Arizona is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on eFuels/Arizona. Set forth in Schedule 3.1(b) hereto is a list of each jurisdiction in which eFuels/Arizona is qualified to do business as a foreign corporation. eFuels/Arizona has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted. True and correct copies of the Articles of Incorporation of eFuels/Arizona, as amended to date, the Bylaws of eFuels/Arizona, and all minutes and actions of the shareholders and board of directors of eFuels/Arizona have been delivered or made available to Purchaser and PFC Sellers, and all actions taken and required to be taken prior to the date hereof are properly reflected in such minutes and actions. Set forth in Schedule 3.1(b) hereto is a list of the directors and officers of eFuels/Arizona as of the Closing Date. eFuels/Arizona does not have any direct or indirect interest in any firm, corporation, partnership, limited liability company, joint venture, association or other business organization.

          (c)    Authorization; Binding Agreement.    The execution and delivery of this Agreement by eFuels Sellers, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of eFuels Sellers. This Agreement and all other instruments required hereby to be executed and delivered by eFuels Sellers have been, or will be, duly executed and delivered by eFuels Sellers and are, or when delivered will be binding obligations of eFuels Sellers, enforceable against eFuels Sellers, in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (d)    No Conflicts with Other Instruments.    Except as set forth in Schedules 3.1(d) hereto, the execution and delivery of this Agreement by eFuels Sellers, and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency regulatory authority or court to which eFuels Sellers, eFuels or eFuels/Arizona or their respective affiliates, is subject or any provision of the Memorandum or Articles of Incorporation of eFuels or Articles of Incorporation or Bylaws of eFuels/Arizona or any trust document related to any eFuels Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which eFuels, eFuels/Arizona or eFuels Sellers are a party or by which eFuels, eFuels/Arizona or eFuels Sellers are bound or to which any of the assets of eFuels, eFuels/Arizona or eFuels Sellers are subject (or result in the imposition of any lien or other encumbrance upon any of eFuels, eFuels/Arizona or eFuels Sellers' assets) which has not been previously waived by Purchaser on notice previously given, except for any such violation, conflict or default that, individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect on eFuels or eFuels/Arizona.

          (e)    Notices, Consents and Approvals.    Except as set forth in Schedule 3.1(e) hereto, neither eFuels Sellers nor eFuels or eFuels/Arizona is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency or regulatory authority or other entity in order for the parties hereto to consummate the transactions contemplated by this Agreement, except where the failure to give such notice, to file, or to obtain any such authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on eFuels or eFuels/Arizona or the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

          (f)    Capitalization of eFuels.    The authorized capital stock of eFuels consists of 10,000,000 shares of Common Stock, no par value and 10,000,000 shares of Preferred Stock, no par value, of which 1,002,500 shares of Common Stock are issued and outstanding, all of which are owned of record by eFuels Sellers. All of the eFuels Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and none of the eFuels Shares was issued in violation of the Memorandum or Articles of Incorporation of eFuels or any pre-emptive right of any shareholder. Except as described in Schedule 3.1(f), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating eFuels to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in eFuels. eFuels Sellers are the only holders of capital stock of eFuels, and the eFuels Shares represent each and every equity interest in eFuels and there is no agreement, restriction or encumbrance to which eFuels or eFuels Sellers, or any of them, are a party or by which any of them is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of equity interests in eFuels.

          (g)    Capitalization of eFuels/Arizona.    The authorized capital stock of eFuels/Arizona consists of 100,000,000 shares of Common Stock, no par value and 100,000,000 shares of Preferred Stock, no par value, of which 1,000 shares of Common Stock are issued and outstanding, all of which are owned of record by eFuels. All of the eFuels/Arizona Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and none of the eFuels/Arizona Shares was issued in violation of the Articles of Incorporation or Bylaws of eFuels/Arizona or any pre-emptive right of any shareholder. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating eFuels/Arizona to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in eFuels/Arizona. eFuels is the only holder of capital stock of eFuels/Arizona, and the eFuels/Arizona Shares represent each and every equity interest in eFuels/Arizona and there is no agreement, restriction or encumbrance to which eFuels/Arizona or eFuels, or either of them, are a party or by which either of them is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of equity interests in eFuels/Arizona.

          (h)    Claims and Proceedings.    Except as set forth in Schedule 3.1(h) hereto, there is no legal action, suit, arbitration or other legal, administrative or governmental proceeding or investigation pending and served or, to the knowledge of the eFuels Sellers, threatened against eFuels or eFuels/Arizona or any of their properties, assets or business, including, without limitation, any action, proceeding or investigation relating to product liability, antitrust or anti-competition, intellectual property infringement or misappropriation, or environmental matters, and, except as set forth in Schedule 3.1(h), neither eFuels nor eFuels/Arizona is subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental authority.

          (i)    eFuels Financial Statements.    Attached as Schedule 3.1(i) hereto are (a) unaudited financial statements of each of eFuels and eFuels/Arizona at December 31, 2000, together with the related statements of operations, shareholders' capital and cash flow, with notes thereto, for the year then ended (the "eFuels Financial Statements"), and (b) an unaudited balance sheet at May 31, 2001 of each of eFuels and eFuels/Arizona (the "eFuels Balance Sheet Date") hereinafter referred to as the "eFuels Balance Sheet"). The eFuels Financial Statements present fairly the financial condition of eFuels and eFuels/Arizona at the respective balance sheet dates, and have been prepared in accordance with Canadian GAAP and U.S. GAAP, respectively. eFuels has made available to Purchaser and PFC Sellers all the work papers requested by Purchaser and PFC Sellers which were used by eFuels to create the eFuels Financial Statements and the eFuels Balance Sheet. To the knowledge of eFuels Sellers, other than as and to the extent disclosed or reserved against in the eFuels Balance Sheet or the notes thereto, eFuels and eFuels/Arizona have no material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, asserted, unasserted or otherwise, and whether due or to become due, including, without limitation, deferred compensation obligations or tax or product liabilities, and whether incurred in respect of or measured by income for any period up to and including the date of the Closing or arising out of transactions entered into, or any state of facts existing, prior to or on the date of the Closing) except: (i) liabilities and obligations incurred in the Ordinary Course of Business of eFuels or eFuels/Arizona since the eFuels Balance Sheet Date, (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts or commitments set forth in any schedule hereto, and (iii) liabilities and obligations which would otherwise be required to be disclosed pursuant to the representations and warranties set forth in the various paragraphs of this Section 3.1 but are not by reason of the express exceptions to disclosure included in the various paragraphs of this Section 3.1.

          (j)    Tax Matters.    The term "Taxes" means all federal, provincial, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. eFuels and eFuels/Arizona have each timely filed all Tax returns (including information returns, and estimates) required to be filed by them, including but not limited to those with respect to income, premiums, withholding, social security, unemployment, franchise, ad valorem, excise and sales Taxes, and has paid all Taxes shown on such returns and all assessments made against it to the extent such have become due. All of such returns and estimates were complete and accurate in all material respects. No Tax returns filed by eFuels or eFuels/Arizona have been audited and no claims for additional taxes for any years have been made by any taxing authority and are pending. Neither eFuels nor eFuels/Arizona has received a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved, and no taxing authority has asserted or, to the knowledge of eFuels Sellers, proposed to assert any deficiency or assessment, nor is there any reasonable basis for such an assertion or assessment. Proper and accurate amounts have been withheld by eFuels and eFuels/Arizona from their employees for Tax purposes in compliance with all applicable laws. eFuels and eFuels/Arizona have collected and/or paid all sales and use Taxes required to be collected or paid by eFuels or eFuels/Arizona. The reserve for Taxes (other than any reserve for deferred taxes) in the Balance Sheet is adequate to cover all accrued but unpaid Taxes of eFuels and eFuels/Arizona as of the eFuels Balance Sheet Date and any Taxes which would have accrued as of such date but which are being contested in good faith. Neither eFuels nor eFuels/Arizona has extended the time for assessment or payment of any Tax. The consolidated Tax returns for eFuels present fairly and accurately all information contained therein. eFuels has delivered or made available to Purchaser and PFC Sellers true and correct copies of all consolidated Tax returns of eFuels together with true and correct copies of all requested accountants' work papers relating to the preparation thereof. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the eFuels Shares.

          (k)    Absence of Certain Changes or Events.    Except as consented to by Purchaser and PFC Sellers in writing and except as set forth on Schedule 3.1(k) hereto, since the eFuels Balance Sheet Date:

              (i)  neither eFuels nor eFuels/Arizona has incurred any obligations and liabilities which were not incurred in the Ordinary Course of Business; made any loans to or guaranteed any indebtedness of others; prepaid any indebtedness; changed or modified any existing accounting method, principle or practice; mortgaged, pledged or subjected to a lien, charge or encumbrance any of its assets, tangible or intangible, other than mechanic's or materialmen's liens or other statutory liens arising in the Ordinary Course of Business; sold, transferred or otherwise disposed of any of its tangible assets, except for sales of inventory in the Ordinary Course of Business; sold, assigned or transferred any patents, trademarks, trade names, service marks or other intangible assets; suffered any business interruption or disruption or labor disputes, whether or not covered by insurance; entered into or modified any agreement, contract or commitment other than in the Ordinary Course of Business or waived any rights of substantial value; purchased any capital assets for use in the Ordinary Course of Business in the aggregate in excess of $50,000; leased any assets as lessee or lessor; terminated or modified any lease to which it is a party or by which it is bound, except for terminations of leases which expired in accordance with their terms; suffered any material destruction of its properties, whether or not covered by insurance, ordinary wear and tear excepted; become subject to any other event or condition which would have a Material Adverse Effect, other than general changes in market conditions generally affecting the industry of which it is a part and similarly situated competitors; or entered into any other transaction other than in the Ordinary Course of Business;

             (ii)  except as disclosed in Schedule 3.1(k), no dividends or other distributions have been declared, set aside, made or paid by either eFuels or eFuels/Arizona;

            (iii)  no equity interests of eFuels or eFuels/Arizona have been purchased, redeemed or otherwise acquired, directly or indirectly, by eFuels or eFuels/Arizona from any shareholder;

            (iv)  except as disclosed in Schedule 3.1(k), no equity interests or other securities of eFuels or eFuels/Arizona, or options or other rights of the type referred to in Sections 3.1(f) and (g) hereof, have been issued or authorized for issuance;

             (v)  neither eFuels nor eFuels/Arizona has increased or decreased the compensation of any of its officers or employees, except pursuant to past practices as disclosed to Purchaser and PFC Sellers, and no sums or other assets have been paid to or withdrawn by the officers or employees of eFuels or eFuels/Arizona, except for ordinary compensation and fees, payments under established compensation or incentive plans, ordinary expense reimbursement and similar payments, all in accordance with past custom and practice and as specifically contemplated by this Agreement; and

            (vi)  neither eFuels nor eFuels/Arizona has entered into any commitment to do any of the foregoing.

          (l)    Real Property.    Neither eFuels nor eFuels/Arizona owns or has an option to purchase any real property. Schedule 3.1(l) sets forth a true and complete list of all leases of real property to which either eFuels or eFuels/Arizona is a party. eFuels and eFuels/Arizona each enjoy quiet possession under all of their respective leases, each of which is enforceable in accordance with its terms against the lessor thereunder and to the knowledge of the eFuels Sellers, no party is in default under the terms of any of its leases; and to the knowledge of the eFuels Sellers, no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default.

          (m)    Title to Assets, eFuels Permitted Encumbrances.    eFuels and eFuels/Arizona each have good and marketable title to all of their assets (except for Intellectual Property, which is separately addressed in Section 3.1(z), below) free and clear of any liens, mortgages, pledges, encumbrances, defects or other restrictions or rights of third parties, except (i) as set forth in Schedule 3.1(m) hereof, and (ii) such liens, charges, claims or encumbrances as will be waived, satisfied or discharged on or prior to the Closing Date. In the case of tangible personal property used by eFuels or eFuels/Arizona in connection with their respective businesses, but not owned by them, they have an enforceable right to use such property pursuant to a written lease, license or other agreement or understanding. Except for ordinary wear and tear, all tangible personal property owned or leased by eFuels or eFuels/Arizona is in good operating condition. Such assets, together with the tangible personal property used by eFuels or eFuels/Arizona under leases, licenses and other agreements, constitute all assets (excluding Intellectual Property) necessary for conducting their respective businesses as now conducted.

          (n)    Contracts.    Set forth in Schedule 3.1(n) hereto is a list of contracts or commitments (hereinafter collectively "contracts") required to be listed pursuant to the third sentence of this Section 3.1(n) and to the extent such contracts are evidenced by documents, true and correct copies thereof in all material respects have been delivered or made available to Purchaser and PFC Sellers unless otherwise noted hereinafter. All such contracts and all other material contracts to which eFuels or eFuels/Arizona is a party or by which either of them is bound are enforceable against them and, to the knowledge of eFuels Sellers, against the other parties thereto. Except as set forth in Schedule 3.1(n) hereto, neither eFuels nor eFuels/Arizona is a party to or bound by any:

              (i)  contract with any labor union or any collective bargaining agreement;

             (ii)  written or oral severance pay plan or agreement; agreements with respect to leased or temporary employees; stock purchase plan; stock option plan; fringe benefit plan; incentive plan; bonus plan; cafeteria or flexible spending account plan; and any deferred compensation agreement or plan, program or arrangement;

            (iii)  employment (exclusive of employment at will without written agreement), agency, consulting or similar service contract;

            (iv)  agreement (including sales representative, broker or distributorship agreement) for the payment of royalties, fees, commissions, or other compensation which involves payment on product sales (in the case of distributorship agreements) of $5,000 or more per year or is not terminable by eFuels or eFuels/Arizona, as the case may be, without cost or penalty upon 30 days' or less notice;

             (v)  lease (including the Leases), whether as lessor or lessee, with respect to any real or tangible personal property which involves payment of $5,000 or more per year;

            (vi)  contract as licensor or licensee for the license of any patent, know-how, trademark, trade name, service mark or other intangible asset, other than software licenses;

           (vii)  guaranty, suretyship, indemnification or contribution agreement (other than warranties made in the Ordinary Course of Business), and has not received any notices or claims made by or against eFuels or eFuels/Arizona with respect to any of the foregoing;

          (viii)  loan agreement, promissory note or other document evidencing indebtedness of or to eFuels or eFuels/Arizona (other than trade accounts payable or receivable and other indebtedness incurred in the Ordinary Course of Business and not for money borrowed and other than as disclosed in the eFuels Financial Statements);

            (ix)  mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates (or could reasonably be expected, in the future, to create) a lien on any assets of eFuels or eFuels/Arizona;

             (x)  contract for the purchase of capital assets or for remodeling or construction which involves payment of $5,000 or more a year;

            (xi)  contract for advertising or promotional services to be rendered for eFuels or eFuels/Arizona which involves payment of $5,000 or more a year;

           (xii)  contract concerning confidentiality or restricting eFuels or eFuels/Arizona from engaging in business or from competing with any other parties;

          (xiii)  contract with any officer, director or affiliate of eFuels or eFuels/Arizona or any entity owned, in whole or in part, directly or indirectly, by any such officer, director or affiliate;

          (xiv)  purchase or sales orders for merchandise or supplies outside the Ordinary Course of Business;

           (xv)  plan of reorganization;

          (xvi)  any other contract involving the acquisition or disposition of $5,000 or more in assets;

         (xvii)  agreement concerning a partnership, limited liability company or joint venture; or

        (xviii)  any other contract not otherwise disclosed in a schedule to this Agreement which involves payments of $5,000 or more a year and is not terminable by eFuels or eFuels/Arizona, as the case may be, without cost or penalty upon 30 days' or less notice.

          (o)    No Defaults.    Except as set forth in Schedule 3.1(o) hereto, to the knowledge of eFuels Sellers, neither eFuels nor eFuels/Arizona is in material default and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a material default by eFuels or eFuels/Arizona, as the case may be, under any lease, indenture, loan agreement, contract, instrument or other agreement to which it is a party or by which it or any of its assets is bound. To the knowledge of eFuels Sellers, except as set forth in Schedule 3.1(o) hereto, neither eFuels nor eFuels/Arizona has received notice that any party with whom it has any agreement or contract is not in compliance in all material respects therewith. eFuels is not in violation of its Memorandum and Articles of Incorporation and eFuels/Arizona is not in violation of its Articles of Incorporation or its Bylaws.

          (p)    Transactions with Affiliates.    Except as set forth in Schedule 3.1(p) hereto, no director, officer or shareholder of either eFuels or eFuels/Arizona, nor any person who is a member of the immediate family or an affiliate of any such director, officer or shareholder, (i) has any material direct or indirect interest, as director, officer, partner, member shareholder or otherwise, in any entity that does business with it, or in any property, asset or right which is used by it in the conduct of its business, or (ii) has any contractual relationship with it other than as an officer, director or employee.

          (q)    Insurance.    Schedule 3.1(q) hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which either eFuels or eFuels/Arizona is a party, a named insured or otherwise the beneficiary of coverage:

              (i)  the name, address and telephone number of the agent;

             (ii)  the name of the insurer, the name of the policyholder and the name of each covered insured; and

            (iii)  the policy number and the period of coverage.

  To the knowledge of eFuels Sellers, with respect to each such insurance policy: (A) the policy is enforceable in all material respects; (B) insured is not, nor has it received notice that any other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; (C) insured has not repudiated, and to the knowledge of eFuels Sellers, no party to the policy has repudiated any material provision thereof; and (D) insured has not received any notice of non-renewal or any proposed material change in the terms upon which such policy is offered for renewal (including, but not limited to, material changes in the premiums payable thereunder or the scope of coverage). Schedule 3.1(q) hereto describes any material self-insurance arrangements affecting the insured.

          (r)    Compliance with Laws; Permits and Licenses.    To the knowledge of eFuels Sellers, eFuels and eFuels/Arizona are each in compliance in all material respects with all federal, state, province, local or foreign laws, ordinances and regulations. eFuels and eFuels/Arizona are each in compliance with all judgments, awards, orders, writs, injunctions and decrees with which it is or was required to comply and has received no written notice of any failure to comply which remains uncorrected. eFuels and eFuels/Arizona are each in possession of all governmental permits, licenses, approvals, authorizations, permissions and similar filings that are required for the operation of their respective businesses, including, without limitation, those relating to environmental laws, occupational safety and health and equal employment practices (collectively, the "Permits"). To the knowledge of eFuels Sellers, no notice, citation, summons or order has been issued and served, no complaint has been filed and served and no penalty has been assessed which is outstanding or has been resolved by either eFuels or eFuels/Arizona during the five (5) years preceding the date hereof, and, to the knowledge of eFuels Sellers, no investigation or review is pending or threatened, by any governmental or other entity with respect to the Permits.

          (s)    Employment Matters.    Neither eFuels or eFuels/Arizona is subject to any work stoppage or picketing or, to the knowledge of eFuels Sellers, any other labor dispute or disturbance or any other unfair labor practice charge. There is no collective bargaining unit representing any of the employees of either eFuels or eFuels/Arizona. To the knowledge of eFuels Sellers, no petition has been filed and is pending with the National Labor Relations Board or the British Columbia Labour Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of employees of either eFuels or eFuels/Arizona by a labor organization, nor to the knowledge of eFuels Sellers, is there at present any solicitation or campaign by any labor organization or employee for the representation of employees of either eFuels or eFuels/Arizona by a labor organization. eFuels and eFuels/Arizona are each in material compliance with all requirements of applicable federal, state, provincial, local and foreign laws and regulations governing employee relations, including but not limited to, anti-discrimination laws, wage/hour laws, labor relations laws and occupational safety and health laws. Neither eFuels or eFuels/Arizona has engaged in any plant closing, workforce reduction or other action which has resulted or could result in liability under the Workers Adjustment and Retraining Notification Act the Employment Standards Act R.S.B.C. 1996 c.113 or issued any notice that any such action is to occur in the future. eFuels is in compliance with all material, applicable requirements of the Immigration Act. eFuels/Arizona is in compliance with all material, applicable requirements of the Immigration Reform and Control Act and has in its file properly completed copies of Form I-9 for all employees to whom that requirement applies.

          (t)    Employee Benefit Plans.    Except as disclosed in Schedule 3.1(t) hereto, neither eFuels nor eFuels/Arizona maintains or contributes to any employee benefit plan (including any employee welfare benefit plan, any employee pension benefit plan or any multiemployer pension plan) whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Pension Benefits Standards Act R.S.B.C. 1996, c.352, as amended ("PBSA") and Income Tax Act. Except as disclosed in Schedule 3.1(t) hereto, neither eFuels nor eFuels/Arizona has a form of plan or agreement with any of its current or former employees, officers or directors providing for options to purchase equity interests or any other present or future employee benefits (including, without limitation, health benefits) or deferred compensation of any nature whatsoever (hereinafter collectively referred to as a "plan"). To the knowledge of eFuels Sellers, each plan (and each related trust, insurance contract or fund) is in compliance in all material respects in form and in operation with all applicable requirements of ERISA, the Code, PBSA and any other applicable federal, state or provincial law or regulation. Each plan has, to the knowledge of eFuels Sellers, been administered in all material respects in accordance with its plan documents and the applicable laws and regulations, and to the knowledge of eFuels Sellers, there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to a plan which could result in an excise tax or other claim or liability against either eFuels or eFuels/Arizona, any plan or any fiduciary of a plan. To the knowledge of eFuels Sellers, all health plans, programs or arrangements subject to Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been operated in accordance therewith in all material respects, and eFuels Sellers are not aware of any failure to comply therewith with respect to any employee or former employee of either eFuels or eFuels/Arizona or any qualified beneficiary thereof. No representation has been made to any employee or former employee of either eFuels or eFuels/Arizona with respect to any plan which would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the plan, including, without limitation, representations as to post-retirement health or death benefits. A true and correct copy of each of the plans and agreements listed in Schedule 3.1(t) hereto, together with the summary plan description prepared with respect to such plan, if any, has been furnished or made available to Purchaser and PFC Sellers by eFuels Sellers.

          (u)    Relationships with Suppliers.    Except as set forth in Schedule 3.1(u) hereto, neither eFuels nor eFuels/Arizona has experienced material difficulties in securing the equipment, supplies or services necessary to conduct its business, nor does it anticipate any material difficulties with respect thereto prior to the Closing Date. No supplier of more than $25,000 per year during calendar year 2000 in merchandise, supplies or services to either eFuels or eFuels/Arizona has, to the knowledge of eFuels Sellers, refused in writing to supply further merchandise, supplies or services to either eFuels or eFuels/Arizona and neither of them has received any threatened refusals or terminations in writing by any such supplier of its relationship with either eFuels or eFuels/Arizona.

          (v)    Relationships with Customers.    Since December 31, 2000, none of the five largest customers (as measured by sales volume) in goods or services of each of eFuels and eFuels/Arizona during calendar year 2000 has, to the knowledge of eFuels Sellers, refused in writing to continue to purchase further merchandise or services from them or made any significant reductions in the volume of goods or services customarily purchased from them, other than reductions consistent with historical purchasing patterns of such customer of which Purchaser and PFC Sellers have each been advised, and eFuels Sellers have no knowledge of any such threatened terminations or reductions by any such customer of its relationship with either eFuels or eFuels/Arizona.

          (w)    Accounts Receivables.    All accounts receivable of eFuels and eFuels/Arizona have arisen in the Ordinary Course of Business, are reflected properly on their respective books and records, and constitute enforceable obligations of the account debtors and obligors, enforceable in accordance with their terms at the amounts recorded therefor in the books and records, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (x)    Inventory.    Except as set forth in Schedule 3.1(x) hereto, there have been no material changes in the respective inventory of eFuels and eFuels/Arizona since the eFuels Balance Sheet Date, except changes in the Ordinary Course of Business which are properly reflected on the books and records of eFuels and eFuels/Arizona, respectively. Except as set forth in Schedule 3.1(x) hereto, the respective booked inventory of eFuels and eFuels/Arizona (and the respective previously booked inventory of eFuels and eFuels/Arizona that has been returned to suppliers), net of booked reserves, consists in all material respects of items of a quality and quantity useable or saleable in the Ordinary Course of Business immediately prior to the Closing, provided that for purposes of this paragraph 3.1(x), the sale of any such inventory at a price insufficient to cover the booked cost thereof, in the aggregate, shall not be deemed to be in the Ordinary Course of Business.

          (y)    Products.    To the knowledge of eFuels Sellers, all of the goods sold and delivered by eFuels and eFuels/Arizona have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and neither eFuels nor eFuels/Arizona has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, subject only to liabilities or expenses with respect to nonconforming goods reasonably consistent with the amount of such liabilities and expenses historically experienced by eFuels and eFuels/Arizona, respectively.

          (z)    Intellectual Property.

              (i)  "eFuels Intellectual Property" and "eFuels/Arizona Intellectual Property" mean software programs, licenses to third party software programs, know-how, trade secrets, confidential information, research, reports, formulae, recipes, compositions, process procedures, techniques, ideas, inventions (whether patentable or not and whether or not reduced to practice), invention records, registered designs, data, database rights, design rights, patents (including continuations, continuations-in-part, divisionals, other extensions, reissued patents and reexamined patents), trade names, corporate names, service marks, domain names and other electronic communication identifications, trademarks, trade dress, logos, copyrights, moral rights, mask works, rights of publicity, licenses to, rights in, translations, adaptations derivations, applications issuances, registrations and renewals for any of the foregoing and other intangible property concerning eFuels or eFuels/Arizona, respectively, or their respective businesses or necessary for the use, operation, maintenance or repair thereof (whether or not used on or before the Closing Date) including without limitation those items listed on Schedule 3.1(z) and any rights of eFuels or eFuels/Arizona, as the case may be, to the use of the name "eFuels" and any variations or components of and logos associated with such name, and rights in the nature of any of the aforesaid items in any country or jurisdiction and rights in the nature of unfair competition rights and rights to sue for passing off.

             (ii)  Except as set forth on Schedule 3.1(z), (A) eFuels and eFuels/Arizona each own and possess without restriction, all right, title, and interest, freely transferable and free of any liens, security interests, licenses, claims or restrictions of others, in and to the eFuels Intellectual Property and eFuels/Arizona Intellectual Property, respectively, necessary for the operation of the respective businesses of eFuels and eFuels/Arizona, as currently conducted; (B) to the knowledge of eFuels Sellers, neither eFuels nor eFuels Arizona has received any notice of invalidity, infringement, or misappropriation from any of third party with respect to any eFuels Intellectual Property or eFuels/Arizona Intellectual Property; (C) to the knowledge of eFuels Sellers, neither eFuels nor eFuels/Arizona has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property of any third parties; (D) to the knowledge of eFuels Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any eFuels Intellectual Property or eFuels/Arizona Intellectual Property; (E) all patented, registered, or applied for eFuels Intellectual Property or eFuels/Arizona Intellectual Property has been properly maintained and renewed in accordance with all applicable legal requirements, and are currently in force; and (F) no licensing fees, royalties or payments are due and payable by eFuels or eFuels/Arizona for eFuels Intellectual Property or eFuels/Arizona Intellectual Property. No licenses or other rights have been granted by eFuels or eFuels/Arizona and neither eFuels nor eFuels/Arizona has any obligation to grant any licenses or other rights, with respect to any eFuels Intellectual Property or eFuels/Arizona Intellectual Property.

            (iii)  The transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title, and interest of either eFuels or eFuels/Arizona in and to any eFuels Intellectual or eFuels/Arizona Intellectual Property. eFuels and eFuels/Arizona each has taken all necessary actions to maintain and protect the eFuels Intellectual and eFuels/Arizona Intellectual Property and shall continue to maintain and protect those rights before the Closing so as not to Materially Adversely Affect the validity or enforcement of eFuels Intellectual or eFuels/Arizona Intellectual Property. All independent contractors who are currently participating in the creation or development of any portion of eFuels Intellectual or eFuels/Arizona Intellectual Property have executed an agreement with eFuels or eFuels/

    Arizona, as the case may be, assigning all right, title and interest in such portion of the eFuels Intellectual Property or eFuels or eFuels/Arizona, as the case may be. Except for such actions as would not have a Material Adverse Effect, neither eFuels nor eFuels/Arizona has caused any eFuels Intellectual or eFuels/Arizona Intellectual Property to enter the public domain, or taken any action which has in any way affected its absolute and unconditional ownership of any portion of the eFuels Intellectual or eFuels/Arizona Intellectual Property.

          (aa)    Banking Matters.    Set forth in Schedule 3.1(aa) hereto is a list containing the name of each financial institution in which eFuels and/or eFuels/Arizona has an account or safe deposit box and the names of all persons authorized to draw thereon or having access thereto. Except as set forth in Schedule 3.1(aa) hereto, no persons hold powers of attorney from either eFuels or eFuels/Arizona.

          (bb)    Environmental Matters.

              (i)  Neither eFuels nor eFuels/Arizona has deposited nor to the knowledge of eFuels Sellers, are there present in, on or under the eFuels Existing Property (as hereinafter defined) any Hazardous Substances (as hereinafter defined) in such form or quantities and so situated as to create any liability or obligation under any Environmental Law (as hereinafter defined) for either eFuels or eFuels/Arizona or Purchaser. To the knowledge of eFuels Sellers, all Hazardous Substances stored by or on behalf of eFuels or eFuels/Arizona on the eFuels Existing Property are properly stored above ground, and the wastes therefrom are being stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws (as hereinafter defined).

             (ii)  Neither eFuels nor eFuels/Arizona has deposited nor, to the knowledge of eFuels Sellers, are there present in, on or under the eFuels Leased Property or eFuels Owned Property (as hereinafter defined) any Hazardous Substances in such form or quantity and so situated as to create any liability obligation under any Environmental Law for either eFuels or eFuels/Arizona or Purchaser. To the knowledge of eFuels Sellers, all Hazardous Substances stored by or on behalf of eFuels or eFuels/Arizona on the eFuels Leased Property or eFuels Owned Property were properly stored above ground, and the wastes therefrom were stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws.

            (iii)  To the knowledge of eFuels Sellers there are no substances or conditions in, on or under the eFuels Existing Property that could support a claim or cause of action against Purchaser under any Environmental Law.

            (iv)  To the knowledge of eFuels Sellers there are no substances or conditions in, on or under the eFuels Leased Property or eFuels Owned Property that could support a claim or cause of action against Purchaser under any Environmental Law.

             (v)  No activity has been undertaken on the eFuels Existing Property by either eFuels or eFuels/Arizona that would cause or contribute to a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from eFuels Existing Property so as to create liability for the owner or operator of the eFuels Existing Property under any Environmental Law.

            (vi)  No activity has been undertaken on the eFuels Leased Property or eFuels Owned Property by either eFuels or eFuels/Arizona, or to the knowledge of eFuels Sellers, by any other person, that would cause or contribute to a release or threatened release of Hazardous Substances from the eFuels Leased Property or eFuels Owned Property so as to create liability for the owner or operator of the eFuels Leased Property or eFuels Owned Property under any Environmental Law.

           (vii)  eFuels and eFuels/Arizona have and at all times have had in full force and effect, and are and at all times have been in compliance in all material respects with, all permits, licenses and other authorizations required by any Environmental Law.

          (viii)  To the knowledge of eFuels Sellers, there is no request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where wastes generated or transported by either eFuels or eFuels/Arizona have been disposed of, placed or located.

            (ix)  To the knowledge of eFuels Sellers, neither eFuels nor eFuels/Arizona has, in connection with the eFuels Leased Property or eFuels Owned Property or otherwise, stored, used, generated, treated, transported, disposed of, or arranged for the disposal of any Hazardous Substances in any manner to create any liability or obligation under any Environmental Law or any other liability or obligation for either eFuels or eFuels/Arizona or Purchaser. To the knowledge of eFuels Sellers, neither eFuels nor eFuels/Arizona has ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substances to a facility, site or location that has been placed or is proposed to be placed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites ("National Priorities List") or any state equivalent; to any facility, site or location that is subject to an investigation, claim, administrative order or other request to take clean-up action or remedial action by any person; or to any facility, site or location that is subject to a claim for damages by any person (including any governmental entity).

             (x)  To the knowledge of eFuels Sellers, there are no pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the eFuels Existing Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

            (xi)  To the knowledge of eFuels Sellers, the eFuels Existing Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, provincial, foreign or local agency.

           (xii)  To the knowledge of eFuels Sellers, the eFuels Leased Property or eFuels Owned Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, provincial, foreign or local agency.

          (xiii)  To the knowledge of eFuels Sellers, eFuels and eFuels/Arizona have each made available to Purchaser and PFC Sellers all written environmental reports and written investigations which either eFuels or eFuels/Arizona has ever obtained or ordered with respect to the eFuels Existing Property.

          (xiv)  To the knowledge of eFuels Sellers, eFuels and eFuels/Arizona have each made available to Purchaser and PFC Sellers all written environmental reports and written investigations which either eFuels or eFuels/Arizona has ever obtained or ordered with respect to the eFuels Leased Property or eFuels Owned Property.

           (xv)  As used in this Agreement, "Hazardous Substances" is defined as toxic, radioactive or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in CERCLA) and any substance or material regulated by any Environmental Law.

          (xvi)  As used in this Agreement, "Environmental Law" is defined as any federal, state, provincial, county, municipal, local, foreign or other statute, law, ordinance or regulation, which may relate to or deal with the environment or human health as affected by environmental conditions, all as in effect on the date hereof, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 42 U.S.C. § 9601, the Canadian Environmental Protection Act, R.S.C. 1985, c.16 (4th Supp.), and the British Columbia Waste Management Act, R.S.B.C., 1996, c.482, including Contaminated Sites Regulation, all as amended from time to time.

         (xvii)  "eFuels Leased Property or eFuels Owned Property" is defined as any parcel of real estate previously owned, leased or otherwise occupied by either eFuels or eFuels/Arizona or in which either eFuels or eFuels/Arizona had any interest, including any lessee's interest, but not including any parcel of real estate defined as "Existing Property" pursuant to this paragraph 3.1(bb).

        (xviii)  "eFuels Existing Property" is defined as any parcel of real property now occupied by either eFuels or eFuels/Arizona or in which either eFuels or eFuels/Arizona has any interest, including any lessee's interest.

  As to any eFuels Leased Property or eFuels Owned Property or eFuels Existing Property, as the case may be, this paragraph 3.1(bb) does not apply to any period of time prior to or subsequent to the termination of either eFuels or eFuels/Arizona's ownership, occupancy, leasehold interest in or use of such eFuels Leased Property or eFuels Owned Property, or eFuels Existing Property, as the case may be, except with respect to matters and conditions relating to any such prior period of which the eFuels Sellers have knowledge.

          (cc)    Equipment.    Schedule 3.1(cc) hereto contains a list of all items of machinery, tooling, equipment, vehicles, fixtures, tools and office, plant, warehouse and storeroom equipment and furnishings, with an individual value exceeding $100, located at the Closing Date in the facilities of eFuels and eFuels/Arizona or on the eFuels Leased Property or eFuels Owned Property other than additions or deletions in the Ordinary Course of Business since the date of this Agreement, and all other tangible personal property concerning or necessary for the use, operation, maintenance or repair thereof (the "eFuels Equipment").

          (dd)    Condition of Assets.

              (i)  The assets of eFuels and eFuels/Arizona are, in all respects, except for normal wear and tear, in a condition and working order sufficient so as to not materially impair the present or future operation thereof.

             (ii)  To the knowledge of eFuels Sellers, the facilities used by eFuels and eFuels/Arizona and the eFuels Existing Property and eFuels' and eFuels/Arizona's use thereof are in compliance in all material respects with all local, state, provincial or federal laws and regulations affecting the current use and occupancy of such facilities.

          (ee)    Fees.    Except as set out in Schedule 3.1(ee), neither eFuels Sellers nor eFuels nor eFuels/Arizona has any liability or obligation to pay any fees, commissions or other payment to any broker, finder, agent or third party with respect to the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, and without regard to any dollar or time limits contained in Section 6.1 or Section 8.1 hereof, should any other claims for commissions or other fees be made by any other person claiming an interest in this Agreement, or in the underlying transactions, by reason of any agreement, understanding or other arrangement with eFuels Sellers or eFuels or eFuels/Arizona or their agents, servants, employees, or other representatives, then eFuels Sellers shall indemnify and hold harmless Purchaser from any and all liabilities and expenses associated therewith. The foregoing provisions of this Section 3.1(ee) shall survive not only the Closing hereunder, but also any termination or cancellation of this Agreement.

          (ff)    Definition of Knowledge.    For purposes of this Section 3.1, "knowledge" of the eFuels Sellers shall mean the actual, and not imputed, knowledge of Brian Powers and Alan Basham and the knowledge which they would have had if they had conducted themselves at the relevant time, with respect to the subject matter, in a manner consistent with a prudent person engaged in the business of eFuels and eFuels/Arizona.

          (gg)    Independent Analysis.    eFuels Sellers recognize that except as expressly provided in this Agreement, neither PFC Sellers, nor any of their respective affiliates or agents or consultants have made any representation or warranty in respect of the future operation of the business or future financial results of PFC upon which eFuels Sellers are relying in entering into this Agreement, or will be relying upon subsequent to the Closing. eFuels Sellers further acknowledge, agree and recognize that any cost estimates, projections or other predictions contained or referred to in any document provided to eFuels Sellers, eFuels or eFuels/Arizona, or any of their respective employees, agents or representatives, were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of PFC Sellers or any of their respective affiliates or agents or consultants.

          (hh)    Investment Intent.    BC Gas and Westport each represents that it is an "accredited investor" (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, hereinafter referred to as "the Securities Act") has such knowledge, experience and skill in business and financial matters and with respect to investments in securities so as to enable it to understand and evaluate the merits and risks of the acquisition of the shares of Purchaser Common Stock and to form an investment decision with respect to such investment. Except as otherwise contemplated by this Agreement, each of BC Gas and Westport is acquiring the shares of Purchaser Common Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

        3.2    Representations and Warranties of Basham.    Basham hereby represents and warrants to Purchaser and PFC Sellers that:

          (a)    Binding Agreement.    This Agreement and all other instruments required hereby to be executed and delivered by eFuels Sellers have been, or will be, duly executed and delivered by eFuels Sellers and are, or when delivered will be binding obligations of eFuels Sellers, enforceable against eFuels Sellers, in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (b)    Share Ownership.    Basham owns of record 2,500 shares of eFuels Common Stock (the "Basham Shares"). There is no outstanding subscription, contract, conversion privilege, option, warrant, call or other right obligating Basham to sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in eFuels. Basham is the only holder of the

  Basham Shares and there is no agreement, restriction or encumbrance to which Basham is a party or by which he is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of equity interests in the Basham Shares.

          (c)    No Conflicts with Other Instruments.    The execution and delivery of this Agreement by Basham, and the consummation of the transactions contemplated hereby, will not violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Basham is subject.

          (d)    Investment Intent.    Basham represents that he is an "accredited investor" (as defined in Rule 501(a) promulgated under the Securities Act), has such knowledge, experience and skill in business and financial matters and with respect to investments in securities so as to enable him to understand and evaluate the merits and risks of the acquisition of the shares of Purchaser Common Stock and to form an investment decision with respect to such investment. Except as otherwise contemplated by this Agreement, Basham is acquiring the shares of Purchaser Common Stock for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

        3.3    Representations and Warranties of PFC Sellers.    PFC Sellers hereby jointly and severally represent and warrant to Purchaser and eFuels Sellers that:

          (a)    Organization, Qualification and Corporate Power.    PFC is a corporation duly organized and validly existing under the laws of the State of California. PFC is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on PFC. Set forth in Schedule 3.3(a) hereto is a list of each jurisdiction in which PFC is qualified to do business as a foreign corporation. PFC has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted. True and correct copies of the Articles of Incorporation of PFC, as amended to date, the Bylaws of PFC, and all minutes and actions of the shareholders and board of directors of PFC have been delivered or made available to Purchaser and eFuels Sellers, and all actions taken and required to be taken prior to the date hereof are properly reflected in such minutes and actions. Set forth in Schedule 3.3(a) hereto are true and correct lists of the directors and officers of PFC as of the Closing Date. PFC does not have any direct or indirect interest in any other firm, corporation, partnership, limited liability company, joint venture, association or other business organization.

          (b)    Authorization; Binding Agreement.    The execution and delivery of this Agreement by PFC Sellers, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of PFC Sellers. This Agreement and all other instruments required hereby to be executed and delivered by PFC Sellers have been, or will be, duly executed and delivered by PFC Sellers and are, or when delivered will be binding obligations of PFC Sellers, enforceable against PFC Sellers, in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (c)    No Conflicts with Other Instruments.    Except as set forth in Schedule 3.3(c) hereto, the execution and delivery of this Agreement by PFC Sellers, and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which PFC Sellers or PFC is subject or any provision of the Articles of Incorporation or Bylaws of PFC or any trust document related to any PFC Seller, or

  (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which PFC or PFC Sellers are a party or by which PFC or PFC Sellers are bound or to which any of PFC's assets or PFC Sellers' assets are subject (or result in the imposition of any lien or other encumbrance upon any of PFC's assets) which has not been previously waived by Purchaser on notice previously given, except for any such violation, conflict or default that, individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect.

          (d)    Notices, Consents and Approvals.    Except as set forth in Schedule 3.3(d) hereto, neither PFC Sellers nor PFC is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority or other entity in order for the parties hereto to consummate the transactions contemplated by this Agreement, except where the failure to give such notice, to file, or to obtain any such authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on PFC or the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

          (e)    Capitalization.    The authorized capital stock of PFC consists of 100,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding, all of which are owned of record by PFC Sellers. All of the PFC Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and none of the PFC Shares was issued in violation of the Articles of Incorporation or Bylaws of PFC or any pre-emptive right of any shareholder. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating PFC to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in PFC. PFC Sellers are the only holders of capital stock of PFC, and the PFC Shares represent each and every equity interest in PFC and there is no agreement, restriction or encumbrance to which PFC or PFC Sellers, or any of them, are a party or by which any of them is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of equity interests in PFC.

          (f)    Claims and Proceedings.    Except as set forth in Schedule 3.3(f) hereto, there is no legal action, suit, arbitration or other legal, administrative or governmental proceeding or investigation pending and served or, to the knowledge of PFC Sellers, threatened against PFC or any of its properties, assets or business, including, without limitation, any action, proceeding or investigation relating to product liability, antitrust or anti-competition, intellectual property infringement or misappropriation, or environmental matters, and, except as set forth in Schedule 3.3(f), PFC is not subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental authority.

          (g)    Product Liability.    Except as set forth in Schedule 3.3(g) hereto, during the past five (5) years there have been no product liability actions brought against PFC in any court nor any governmental investigations instituted with respect to any of the products sold or held for sale by PFC.

          (h)    PFC Financial Statements.    Attached as Schedule 3.3(h) hereto are (a) unaudited financial statements at December 31, 2000, together with the related statements of operations, shareholders' capital and cash flow, for the year then ended, and (b) an unaudited balance sheet at April 30, 2001 (the "PFC Balance Sheet Date") hereinafter referred to as the "PFC Balance Sheet." Such financial statements present fairly the financial condition of PFC at the PFC Balance Sheet Date, and have been prepared in accordance with U.S. GAAP. PFC has made available to Purchaser all the work papers requested by Purchaser which were used by PFC to create its financial statements and the PFC Balance Sheet. To the knowledge of PFC Sellers, other than as and to the extent disclosed or reserved against in the Balance Sheet PFC has no material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, asserted, unasserted or otherwise, and whether due or to become due, including, without limitation, deferred compensation obligations or tax or product liabilities, and whether incurred in respect of or measured by income for any period up to and including the date of the Closing or arising out of transactions entered into, or any state of facts existing, prior to or on the date of the Closing) except: (i) liabilities and obligations incurred in the Ordinary Course of Business of PFC since the PFC Balance Sheet Date, (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts or commitments set forth in any schedule hereto, and (iii) liabilities and obligations which would otherwise be required to be disclosed pursuant to the representations and warranties set forth in the various paragraphs of this Section 3.3 but are not by reason of the express exceptions to disclosure included in the various paragraphs of this Section 3.3.

          (i)    Tax Matters.    PFC has timely filed all Tax returns (including information returns, and estimates) required to be filed by it, including but not limited to those with respect to income, premiums, withholding, social security, unemployment, franchise, ad valorem, excise and sales Taxes, and has paid all Taxes shown on such returns and all assessments made against it to the extent such have become due. All of such returns and estimates were complete and accurate in all material respects. No Tax returns filed by PFC have been audited and no claims for additional taxes for any years have been made by any taxing authority and are pending. PFC has not received a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved, and no taxing authority has asserted or, to the knowledge of PFC Sellers, proposed to assert any deficiency or assessment, nor is there any reasonable basis for such an assertion or assessment. Proper and accurate amounts have been withheld by PFC from its employees for Tax purposes in compliance with all applicable laws. PFC has collected and/or paid all sales and use Taxes required to be collected or paid by PFC. The reserve for Taxes (other than any reserve for deferred taxes) in the Balance Sheet is adequate to cover all accrued but unpaid Taxes of PFC as of the PFC Balance Sheet Date and any Taxes which would have accrued as of such date but which are being contested in good faith. PFC has not extended the time for assessment or payment of any Tax. The Tax returns for PFC present fairly and accurately all information contained therein. PFC has delivered or made available to Purchaser true and correct copies of all income Tax returns of PFC together with true and correct copies of all requested accountants' work papers relating to the preparation thereof. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the PFC Shares.

          (j)    Absence of Certain Changes or Events.    Except as consented to by Purchaser and eFuels Sellers in writing and except as set forth on Schedule 3.3(j) hereto, since the PFC Balance Sheet Date:

              (i)  PFC has not incurred any obligations and liabilities which were not incurred in the Ordinary Course of Business; made any loans to or guaranteed any indebtedness of others; prepaid any indebtedness; changed or modified any existing accounting method, principle or practice; mortgaged, pledged or subjected to a lien, charge or encumbrance any of its assets, tangible or intangible, other than mechanic's or materialmen's liens or other statutory liens arising in the Ordinary Course of Business; sold, transferred or otherwise disposed of any of its tangible assets, except for sales of inventory in the Ordinary Course of Business; sold, assigned or transferred any patents, trademarks, trade names, service marks or other intangible assets; suffered any business interruption or disruption or labor disputes, whether or not covered by insurance; entered into or modified any agreement, contract or commitment other than in the Ordinary Course of Business or waived any rights of substantial value; purchased any capital assets for use in the Ordinary Course of Business of PFC in the aggregate in excess of $50,000; leased any assets as lessee or lessor; terminated or modified any lease to which it is a party or by which it is bound, except for terminations of leases which expired in accordance with their terms; suffered any material destruction of its properties, whether or not covered by insurance, ordinary wear and tear excepted; become subject to any other event or condition which would have a Material Adverse Effect, other than general changes in market conditions generally affecting PFC and similarly situated competitors; or entered into any other transaction other than in the Ordinary Course of Business;

             (ii)  PFC has not incurred any increase in its long term debt in excess of (A) the increase in value of PFC's revenue generating tangible assets installed at services stations plus (B) cash received or accounts receivable from government grants.

            (iii)  no dividends or other distributions have been declared, set aside, made or paid;

            (iv)  no equity interests of PFC have been purchased, redeemed or otherwise acquired, directly or indirectly, by PFC from any shareholder;

             (v)  no equity interests or other securities of PFC, or options or other rights of the type referred to in Section 3.3(e) hereof, have been issued or authorized for issuance;

            (vi)  except as disclosed in Schedule 3.3(j), PFC has not increased or decreased the compensation of any of its officers or employees, except pursuant to past practices as disclosed to Purchaser and eFuels Sellers, and no sums or other assets have been paid to or withdrawn by the officers or employees of PFC, except for ordinary compensation and fees, payments under established compensation or incentive plans, ordinary expense reimbursement and similar payments, all in accordance with past custom and practice and as specifically contemplated by this Agreement; and

           (vii)  PFC has not entered into any commitment to do any of the foregoing.

          (k)    Real Property.    PFC does not own real property nor does it have an option to purchase any real property. Schedule 3.3(k) sets forth a true and complete list of all leases of real property to which PFC is a party. PFC enjoys quiet possession under all of its leases and other agreements described in Schedule 3.3(k), each of which is enforceable in accordance with its terms against the lessor or other parties thereunder and to the knowledge of the PFC Sellers, no party is in default under the terms of any of its leases or other agreements described in Schedule 3.3(k); and to the knowledge of the PFC Sellers, no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default.

          (l)    Title to Assets, PFC Permitted Encumbrances.    PFC has good and marketable title to all of its assets (except for PFC Intellectual Property, which is separately addressed in Section 3.3(y), below) free and clear of any liens, mortgages, pledges, encumbrances, defects or other restrictions or rights of third parties, except (i) as set forth in Schedule 3.3(l) hereof and, (ii) such liens, charges, claims or encumbrances as will be waived, satisfied or discharged on or prior to the Closing Date. In the case of tangible personal property used by PFC in connection with its business, but not owned by it, PFC has an enforceable right to use such property pursuant to a written lease, license or other agreement or understanding. Except for ordinary wear and tear, all tangible personal property owned or leased by PFC is in good operating condition. Such assets, together with the tangible personal property used by PFC under leases, licenses and other agreements, constitute all assets (excluding PFC Intellectual Property) necessary for conducting its business as now conducted.

          (m)    Contracts.    Set forth in Schedule 3.3(m) hereto is a list of contracts or commitments (hereinafter collectively "contracts") required to be listed pursuant to the third sentence of this Section 3.3(m) and to the extent such contracts are evidenced by documents, true and correct copies thereof in all material respects have been delivered or made available to Purchaser unless otherwise noted hereinafter. All such contracts and all other material contracts to which PFC is a party or by which it is bound are enforceable against PFC and, to the knowledge of PFC Sellers, against the other parties thereto. Except as set forth in Schedule 3.3(m) hereto, PFC is not a party to or bound by any:

              (i)  contract with any labor union or any collective bargaining agreement;

             (ii)  written or oral severance pay plan or agreement; agreements with respect to leased or temporary employees; stock purchase plan; stock option plan; fringe benefit plan; incentive plan; bonus plan; cafeteria or flexible spending account plan; and any deferred compensation agreement or plan, program or arrangement;

            (iii)  employment (exclusive of employment at will without written agreement), agency, consulting or similar service contract;

            (iv)  agreement (including sales representative, broker or distributorship agreement) for the payment of royalties, fees, commissions, or other compensation which involves payment on product sales (in the case of distributorship agreements) of $5,000 or more per year or is not terminable by PFC without cost or penalty upon 30 days or less notice;

             (v)  lease (including the Leases), whether as lessor or lessee, with respect to any real or tangible personal property which involves payment of $5,000 or more per year;

            (vi)  contract as licensor or licensee for the license of any patent, know-how, trademark, trade name, service mark or other intangible asset other than software licenses;

           (vii)  guaranty, suretyship, indemnification or contribution agreement (other than warranties made in the Ordinary Course of Business), and has not received any notices or claims made by or against PFC with respect to any of the foregoing;

          (viii)  loan agreement, promissory note or other document evidencing indebtedness of or to PFC (other than trade accounts payable or receivable and other indebtedness incurred in the Ordinary Course of Business and not for money borrowed, other than as disclosed in the PFC Financial Statements);

            (ix)  mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates (or could reasonably be expected, in the future, to create) a lien on any assets of Seller;

             (x)  contract for the purchase of capital assets or for remodeling or construction which involves payment of $5,000 or more a year;

            (xi)  contract for advertising or promotional services to be rendered for PFC which involves payment of $5,000 or more a year;

           (xii)  contract concerning confidentiality or restricting PFC from engaging in business or from competing with any other parties;

          (xiii)  contract with any officer, director or affiliate of PFC or any entity owned, in whole or in part, directly or indirectly, by any such officer, director or affiliate;

          (xiv)  purchase or sales orders for merchandise or supplies outside the Ordinary Course of Business;

           (xv)  plan of reorganization;

          (xvi)  any other contract involving the acquisition or disposition of $5,000 or more in assets;

         (xvii)  agreement concerning a partnership, limited liability company or joint venture; or

        (xviii)  any other contract not otherwise disclosed in a schedule to this Agreement which involves payments of $5,000 or more a year and is not terminable by PFC without cost or penalty upon 30 days' or less notice.

          (n)    No Defaults.    Except as set forth in Schedule 3.3(n) hereto, to the knowledge of PFC Sellers, PFC is not in material default and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a material default by PFC, under any lease, indenture, loan agreement, contract, instrument or other agreement to which it is a party or by which it or any of its assets is bound. To the knowledge of PFC Sellers, except as set forth in Schedule 3.3(n) hereto, PFC has not received notice that any party with whom PFC has any agreement or contract is not in compliance in all material respects therewith. PFC is not in violation of its Articles of Incorporation or its Bylaws.

          (o)    Transactions with Affiliates.    Except as set forth in Schedule 3.3(o) hereto, no director, officer or shareholder of PFC, nor any person who is a member of the immediate family or an affiliate of any such director, officer or shareholder, (i) has any material direct or indirect interest, as director, officer, partner, member, shareholder or otherwise, in any entity that does business with PFC, or in any property, asset or right which is used by PFC in the conduct of its Business, or (ii) has any contractual relationship with PFC other than as an officer, director or employee.

          (p)    Insurance.    Schedule 3.3(p) hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which PFC is a party, a named insured or otherwise the beneficiary of coverage:

              (i)  the name, address and telephone number of the agent;

             (ii)  the name of the insurer, the name of the policyholder and the name of each covered insured; and

            (iii)  the policy number and the period of coverage.

  To the knowledge of PFC Sellers, with respect to each such insurance policy: (A) the policy is enforceable in all material respects; (B) PFC is not, nor has PFC received notice that any other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; (C) PFC has not repudiated, and to the knowledge of PFC Sellers, no party to the policy has repudiated any material provision thereof; and (D) PFC has not received any notice of non-renewal or any proposed material change in the terms upon which such policy is offered for renewal (including, but not limited to, material changes in the premiums payable thereunder or the scope of coverage). Schedule 3.3(p) hereto describes any material self-insurance arrangements affecting PFC.

          (q)    Compliance with Laws, Permits and Licenses.    To the knowledge of PFC Sellers, PFC is in compliance in all material respects with all federal, state, local or foreign laws, ordinances and regulations. PFC is in compliance with all judgments, awards, orders, writs, injunctions and decrees with which it is or was required to comply and has received no written notice of any failure to comply which remains uncorrected. PFC has obtained and is now in possession of all governmental permits, licenses, approvals, authorizations, permissions and similar filings that are required for the operation of the Business, including, without limitation, those relating to environmental laws, occupational safety and health and equal employment practices (collectively, the "PFC Permits"). To the knowledge of PFC Sellers, no notice, citation, summons or order has been issued and served, no complaint has been filed and served and no penalty has been assessed which is outstanding or has been resolved by PFC during the five (5) years preceding the date hereof, and, to the knowledge of PFC Sellers, no investigation or review is pending or threatened, by any governmental or other entity with respect to the PFC Permits.

          (r)    Employment Matters.    PFC is not subject to any work stoppage or picketing or, to the knowledge of PFC Sellers, any other labor dispute or disturbance or any other unfair labor practice charge. There is no collective bargaining unit representing any of the employees of PFC. To the knowledge of PFC Sellers, no petition has been filed and is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of employees of PFC by a labor organization, nor to the knowledge of PFC Sellers, is there at present any solicitation or campaign by any labor organization or employee for the representation of employees of PFC by a labor organization. PFC is in material compliance with all requirements of applicable federal, state, local and foreign laws and regulations governing employee relations, including but not limited to, anti-discrimination laws, wage/hour laws, labor relations laws and occupational safety and health laws. PFC has not engaged in any plant closing, workforce reduction or other action which has resulted or could result in liability under the Workers Adjustment and Retraining Notification Act or issued any notice that any such action is to occur in the future. PFC is in compliance with all material, applicable requirements of the Immigration Reform and Control Act and has in its file properly completed copies of Form I-9 for all employees to whom that requirement applies.

          (s)    Employee Benefit Plans.    Except as disclosed in Schedule 3.2(s) hereto, PFC does not maintain or contribute to any employee benefit plan (including any employee welfare benefit plan, any employee pension benefit plan or any multiemployer pension plan) whether or not subject to ERISA. Except as disclosed in Schedule 3.3(s) hereto, PFC has no form of plan or agreement with any of its current or former employees, officers or directors providing for options to purchase equity interests or any other present or future employee benefits (including, without limitation, health benefits) or deferred compensation of any nature whatsoever (hereinafter collectively referred to as a "plan"). To the knowledge of PFC Sellers, each plan (and each related trust, insurance contract or fund) is in compliance in all material respects in form and in operation with all applicable requirements of ERISA, the Code, and any other applicable federal or state law or regulation, each plan has, to the knowledge of PFC Sellers, been administered in all material respects in accordance with its plan documents and the applicable laws and regulations, and to the knowledge of PFC Sellers, there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to a plan which could result in an excise tax or other claim or liability against PFC, any plan or any fiduciary of a plan. To the knowledge of PFC Sellers, all health plans, programs or arrangements subject to Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been operated in accordance therewith in all material respects, and PFC is not aware of any failure to comply therewith with respect to any employee or former employee of PFC or any qualified beneficiary thereof. No representation has been made to any employee or former employee of PFC with respect to any plan which would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the plan, including, without limitation, representations as to post-retirement health or death benefits. A true and correct copy of each of the plans and agreements listed in Schedule 3.3(s) hereto, together with the summary plan description prepared with respect to such plan, if any, has been furnished or made available to Purchaser by PFC Sellers.

          (t)    Relationships with Suppliers.    Except as set forth in Schedule 3.3(t) hereto, PFC has not experienced material difficulties in securing the equipment, supplies and services necessary to conduct its Business, nor does it anticipate any material difficulties with respect thereto prior to the Closing Date. No supplier of more than $25,000 per year during calendar year 2000 in merchandise, supplies or services to PFC has to the knowledge of PFC Sellers, refused in writing to supply further merchandise, supplies or services to PFC and PFC has received no threatened refusals or terminations by any such supplier of its relationship with PFC.

          (u)    Relationships with Customers.    Since December 31, 2000, none of the five largest customers (as measured by sales volume) in goods or services of PFC during calendar year 2000 has, to the knowledge of PFC Sellers, refused in writing to continue to purchase further merchandise or services from PFC or made any significant reductions in the volume of merchandise or services customarily purchased from PFC, other than reductions consistent with historical purchasing patterns of such customer of which Purchaser and PFC Sellers have been advised, and PFC Sellers have no knowledge of any such threatened terminations or reductions by any such customer of its relationship with PFC. To the knowledge of PFC Sellers, the relationship of PFC with its current customers is satisfactory.

          (v)    Accounts Receivables.    All accounts receivable of PFC have arisen in the Ordinary Course of Business, are reflected properly on its books and records, and constitute enforceable obligations of the account debtors and obligors, enforceable in accordance with their terms at the amounts recorded therefor in the books and records, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (w)    Inventory.    Except as set forth in Schedule 3.3(w) hereto, there have been no material changes in the inventory of PFC since the PFC Balance Sheet Date, except changes in the Ordinary Course of Business which are properly reflected on the books and records of PFC. Except as set forth in Schedule 3.3(w) hereto, the booked inventory of PFC (and the previously booked inventory of PFC that has been returned to suppliers), net of booked reserves, consists in all material respects of items of a quality and quantity useable or saleable in the Ordinary Course of Business of PFC immediately prior to the Closing, provided that for purposes of this paragraph 3.2(w), the sale of any such inventory at a price insufficient to cover the booked cost thereof, in the aggregate, shall not be deemed to be in the Ordinary Course of Business of PFC.

          (x)    Products.    Except as set forth in Schedule 3.3(x), to the knowledge of PFC Sellers, all of the products sold and delivered by PFC have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and PFC has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, subject only to liabilities or expenses with respect to nonconforming products reasonably consistent with the amount of such liabilities and expenses historically experienced by PFC.

          (y)    Intellectual Property.

              (i)  "PFC Intellectual Property" means software programs, licenses to third party software programs, know-how, trade secrets, confidential information, research, reports, formulae, recipes, compositions, process procedures, techniques, ideas, inventions (whether patentable or not and whether or not reduced to practice), invention records, registered designs, data, database rights, design rights, patents (including continuations, continuations-in-part, divisionals, other extensions, reissued patents and reexamined patents), trade names, corporate names, service marks, domain names and other electronic communication identifications, trademarks, trade dress, logos, copyrights, moral rights, mask works, rights of publicity, licenses to, rights in, translations, adaptations derivations, applications issuances, registrations and renewals for any of the foregoing and other intangible property concerning PFC or the Business or necessary for the use, operation, maintenance or repair thereof (whether or not used on or before the Closing Date) including without limitation those items listed on Schedule 3.3(y) and any rights of PFC to the use of the name "Pickens" and any variations or components of and logos associated with such name, and rights in the nature of any of the aforesaid items in any country or jurisdiction and rights in the nature of unfair competition rights and rights to sue for passing off.

             (ii)  Except as set forth on Schedule 3.3(y), (A) PFC owns and possesses without restriction, all right, title, and interest, freely transferable and free of any liens, security interests, licenses, claims or restrictions of others, in and to the PFC Intellectual Property necessary for the operation of PFC's business as currently conducted; (B) to the knowledge of PFC Sellers, PFC has not received any notice of invalidity, infringement, or misappropriation from any of third party with respect to any PFC Intellectual Property; (C) to the knowledge of PFC Sellers, PFC has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property of any third parties; (D) to the knowledge of PFC Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any PFC Intellectual Property; (E) all patented, registered, or applied for PFC Intellectual Property has been properly maintained and renewed in accordance with all applicable legal requirements, and are currently in force; and (F) no licensing fees, royalties or payments are due and payable by PFC for the PFC Intellectual Property. No licenses or other rights have been granted by PFC and PFC has no obligation to grant any licenses or other rights, with respect to any PFC Intellectual Property.

            (iii)  The transactions contemplated by this Agreement will have no Material Adverse Effect on PFC's right, title, and interest in and to any PFC Intellectual Property. PFC has taken all necessary actions to maintain and protect the PFC Intellectual Property and shall continue to maintain and protect those rights before the Closing so as not to Materially Adversely Affect the validity or enforcement of PFC Intellectual Property. All independent contractors who are currently participating in the creation or development of any portion of PFC Intellectual Property have executed an agreement with PFC assigning all right, title and interest in such portion of the PFC Intellectual Property to PFC. Except for such actions as would not have a Material Adverse Effect, PFC has not caused any PFC Intellectual Property to enter the public domain, or taken any action which has in any way affected its absolute and unconditional ownership of any portion of the PFC Intellectual Property.

          (z)    Banking Matters.    Set forth in Schedule 3.3(z) hereto is a list containing the name of each financial institution in which PFC has an account or safe deposit box and the names of all persons authorized to draw thereon or having access thereto. Except as set forth in Schedule 3.3(z) hereto, no persons hold powers of attorney from PFC.

          (aa)    Environmental Matters.

              (i)  PFC has not deposited nor to the knowledge of PFC Sellers, are there present in, on or under the PFC Existing Property (as hereinafter defined) any Hazardous Substances in such form or quantities and so situated as to create any liability or obligation under any Environmental Law for PFC or Purchaser. To the knowledge of PFC Sellers, all Hazardous Substances on the PFC Existing Property are properly stored above ground, and the wastes therefrom are being stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws.

             (ii)  PFC has not deposited nor, to the knowledge of PFC Sellers, are there present in, on or under the PFC Leased Property or PFC Owned Property (as hereinafter defined) any Hazardous Substances in such form or quantity and so situated as to create any liability obligation under any Environmental Law for PFC or Purchaser. To the knowledge of PFC Sellers, all Hazardous Substances on the PFC Leased Property or PFC Owned Property were properly stored above ground, and the wastes therefrom were stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws.

            (iii)  To the knowledge of PFC Sellers there are no substances or conditions in, on or under the PFC Existing Property that could support a claim or cause of action against Purchaser under any Environmental Law.

            (iv)  To the knowledge of PFC Sellers, there are no substances or conditions in, on or under the PFC Leased Property or PFC Owned Property that could support a claim or cause of action against Purchaser under any Environmental Law.

             (v)  No activity has been undertaken on the PFC Existing Property by PFC, or, to the knowledge of PFC Sellers by any other person, that would cause or contribute to a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from PFC Existing Property so as to create liability for the owner or operator of the PFC Existing Property under any Environmental Law.

            (vi)  No activity has been undertaken on the PFC Leased Property or PFC Owned Property by PFC, or, to the knowledge of PFC Sellers, by any other person, that would cause or contribute to a release or threatened release of Hazardous Substances from the Owned Property so as to create liability for the owner or operator of the PFC Leased Property or PFC Owned Property under any Environmental Law.

           (vii)  PFC has and at all times has had in full force and effect, and is and at all times has been in compliance in all material respects with, all permits, licenses and other authorizations required by any Environmental Law.

          (viii)  To the knowledge of PFC Sellers, there is no request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where wastes generated or transported by PFC have been disposed of, placed or located.

            (ix)  To the knowledge of PFC Sellers, PFC has not, in connection with the PFC Leased Property or PFC Owned Property or otherwise, stored, used, generated, treated, transported, disposed of, or arranged for the disposal of any Hazardous Substances in any manner to create any liability or obligation under any Environmental Law or any other liability or obligation for PFC or Purchaser. To the knowledge of PFC Sellers, PFC has not ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substances to a facility, site or location that has been placed or is proposed to be placed on the National Priorities List or any state equivalent; to any facility, site or location that is subject to an investigation, claim, administrative order or other request to take clean-up action or remedial action by any person; or to any facility, site or location that is subject to a claim for damages by any person (including any governmental entity).

             (x)  To the knowledge of PFC Sellers, there are no pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the PFC

    Existing Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

            (xi)  To the knowledge of PFC Sellers, the PFC Existing Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, foreign or local agency.

           (xii)  To the knowledge of PFC Sellers, the PFC Leased Property or PFC Owned Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, foreign or local agency.

          (xiii)  To the knowledge of PFC Sellers, PFC has made available to Purchaser and PFC Sellers all written environmental reports and written investigations which PFC has ever obtained or ordered with respect to the PFC Existing Property.

          (xiv)  To the knowledge of PFC Sellers, PFC has made available to Purchaser and PFC Sellers all written environmental reports and written investigations which PFC has ever obtained or ordered with respect to the PFC Leased Property or PFC Owned Property.

           (xv)  "PFC Leased Property or PFC Owned Property" is defined as any parcel of real estate previously owned, leased or otherwise occupied by PFC or in which PFC had any interest, including any lessee's interest, but not including any parcel of real estate defined as "PFC Existing Property" pursuant to this paragraph 3.2(aa).

          (xvi)  "PFC Existing Property" is defined as any parcel of real estate now owned or occupied by PFC or in which PFC has any interest, including any lessee's interest.

  As to any PFC Leased Property or PFC Owned Property or PFC Existing Property, as the case may be, this paragraph 3.2(aa) does not apply to any period of time prior to or subsequent to the termination of PFC's ownership, occupancy, leasehold interest in or use of such PFC Leased Property or PFC Owned Property, or PFC Existing Property, as the case may be, except with respect to matters and conditions relating to any such prior period of which PFC Sellers have knowledge.

          (bb)    Employee Bonuses.    No representation has been made by PFC to any employee or former employee of PFC with respect to the award of any bonuses.

          (cc)    Equipment.    Schedule 3.3(cc) hereto contains a list of all items of machinery, tooling, equipment, vehicles, fixtures, tools and office, plant, warehouse and storeroom equipment and furnishings, with an individual value exceeding $100, located at the Closing Date in the facilities of PFC or on the PFC Leased Property or PFC Owned Property other than additions or deletions in the Ordinary Course of Business since the date of this Agreement, and all other tangible personal property concerning or necessary for the use, operation, maintenance or repair thereof (the "PFC Equipment").

          (dd)    Condition of Assets.

              (i)  PFC's assets are, in all respects, except for normal wear and tear, in a condition and working order sufficient so as to not materially impair the present or future operation thereof.

             (ii)  To the knowledge of PFC Sellers, the facilities used by PFC and the PFC Existing Property and PFC's use thereof are in compliance in all material respects with all local, state or federal laws and regulations affecting the current use and occupancy of such facilities.

          (ee)    Fees.    Except as set forth in Schedule 3.3(ee), Sellers and PFC have no liability or obligation to pay any fees, commissions or other payment to any broker, finder, agent or third party with respect to the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, and without regard to any dollar or time limits contained in Section 6.2 and Section 9.1 hereof, should any claims for commissions or other fees be made by any other person claiming an interest in this Agreement, or in the underlying transactions, by reason of any agreement, understanding or other arrangement with PFC Sellers, PFC or their agents, servants, employees, or other representatives, then PFC Sellers shall indemnify and hold harmless Purchaser from any and all liabilities and expenses associated therewith. The foregoing provisions of this Section 3.3(ee) shall survive not only the Closing hereunder, but also any termination or cancellation of this Agreement.

          (ff)    Definition of Knowledge.    For purposes of this Section 3.3, "knowledge" of PFC Sellers shall mean the actual, and not imputed, knowledge of Littlefair and Harger and the knowledge which they would have had if they had conducted themselves at the relevant time, with respect to the subject matter, in a manner consistent with a prudent person engaged in the business of PFC.

          (gg)    Independent Analysis.    PFC Sellers recognize that except as expressly provided in this Agreement, neither eFuels Sellers, nor any of their respective affiliates or agents or consultants have made any representation or warranty in respect of the future operation of the business or future financial results of eFuels or eFuels/Arizona upon which PFC Sellers are relying in entering into this Agreement, or will be relying upon subsequent to the Closing. PFC Sellers further acknowledge, agree and recognize that any cost estimates, projections or other predictions contained or referred to in any document provided to PFC Sellers, PFC, or any of its employees, agents or representatives, were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of eFuels Sellers or any of their respective affiliates or agents or consultants.

          (hh)    Investment Intent.    Each of Pickens and BP Trust represent that he said it is an "accredited investor" (as defined in Rule 501(a) promulgated under the Securities Act), has such knowledge, experience and skill in business and financial matters and with respect to investments in securities so as to enable him and it to understand and evaluate the merits and risks of the acquisition of the shares of Purchaser Common Stock and to form an investment decision with respect to such investment. Except as otherwise contemplated by this Agreement, each of Pickens and BP Trust are acquiring the shares of Purchaser Common Stock for his and its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

        3.4    Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to PFC Sellers and eFuels Sellers that:

          (a)    Organization, Qualification and Corporate Power.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or financial condition of Purchaser and all of its subsidiaries taken as a whole. The Purchaser has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted. True and correct copies of the Certificate of Incorporation of the Purchaser, as amended to date, and Bylaws of Purchaser have been delivered or made available to eFuels Sellers and PFC Sellers. Set forth in Schedule 3.4(a) hereto are true and correct lists of the directors and officers of the Purchaser as of the Closing Date.

          (b)    Authorization; Binding Agreement.    The execution and delivery of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and all other instruments required hereby to be executed and delivered by Purchaser have been, or will be, duly executed and delivered by authorized officers of Purchaser and are, or when delivered will be, binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (c)    Capitalization.    The authorized capital stock of Purchaser consists of 102,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, .0001 par value, of which 4,045,311 shares are issued and outstanding, all of which are owned of record by BC Gas and Westport Innovations, Inc., (the "Purchaser Shares") and 2,000,000 shares of preferred stock, $.0001, none of which are issued and outstanding. All of the Purchaser Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and none of the Purchaser Shares was issued in violation of the Certificate of Incorporation or Bylaws of Purchaser or any pre-emptive right of any stockholder. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Purchaser to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in Purchaser. BC Gas and Westport are the only holders of capital stock of Purchaser and there is no agreement, restriction or encumbrance to which BC Gas or Westport or any of them, are a party or by which any of them is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of equity interests in Purchaser.

          (d)    Issuance of Stock.    The shares of Common Stock to be issued pursuant to Section 2.1 hereof, when issued and delivered pursuant hereto, will be duly and validly issued, fully paid and non-assessable.

          (e)    No Conflicts with Other Instruments.    The execution, delivery and performance of this Agreement will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Purchaser is subject or any provision of the Articles of Incorporation or Bylaws of Purchaser, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which Purchaser is bound or to which any of Purchaser's assets is subject (or result in the imposition of any lien or other encumbrance upon any of Purchaser's assets) which has not been previously waived by eFuels Sellers and PFC Sellers on notice previously given, except for any such violation, conflict or default that, individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

          (f)    Notices, Consents and Approvals.    Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority or other person or entity in order for the parties hereto to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

          (g)    Claims and Proceedings.    There is no legal action, suit, arbitration or governmental proceeding or investigation, to the knowledge of the Purchaser, pending or threatened against the

  Purchaser or any of its properties, assets or business, including, without limitation, any action, proceeding or investigation relating to product liability, antitrust or anti-competition, intellectual property infringement or misappropriation, or environmental matters, and the Purchaser is not subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental authority that could adversely affect or prevent the consummation of the transactions contemplated hereby.

          (h)    Fees.    Purchaser does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, and without regard to any dollar or time limits contained in Section 6.3 or Section 8.1 hereof, should any claims for commissions or other fees be made by any other person claiming an interest in this Agreement, or in the underlying transactions, by reason of any agreement, understanding or other arrangement with Purchaser or its agents, servants, employees, or other representatives, then Purchaser shall indemnify and hold harmless eFuels Sellers and PFC Sellers from any and all liabilities and expenses associated therewith. The foregoing provisions of this Section 3.4(h) shall survive not only the Closing hereunder, but also any termination or cancellation of this Agreement.

          (i)    Independent Analysis.    Purchaser recognizes that except as expressly provided in this Agreement, neither eFuels Sellers or PFC Sellers, nor any of their respective affiliates or agents or consultants have made any representation or warranty in respect of the future operation of the business or future financial results of eFuels, eFuels/Arizona or PFC upon which Purchaser is relying in entering into this Agreement, or will be relying upon subsequent to the Closing. Purchaser further acknowledges, agrees and recognizes that any cost estimates, projections or other predictions contained or referred to in any document provided to Purchaser or any of its employees, agents or representatives were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of eFuels Sellers or PFC Sellers or any of their respective affiliates or agents or consultants.

ARTICLE IV.
Certain Covenants

        4.1    Covenants of eFuels Sellers.    eFuels Sellers jointly and severally, hereby covenant and agree with Purchaser and PFC Sellers as follows:

          (a)    Approvals, Consents and Other Matters.    eFuels Sellers shall take all necessary action to obtain any approvals of regulatory authorities, consents and other approvals required to carry out the transactions contemplated by this Agreement, without creating any violations of any laws or any defaults (or liens on assets) under, or breaches or terminations of, or increases in the consideration payable by eFuels or eFuels/Arizona under, any agreements, and shall cooperate with Purchaser and PFC Sellers to obtain all such approvals and consents. eFuels Sellers shall use their commercially reasonable efforts to satisfy at or before the Effective Time each of the conditions set forth in Section 5.1 hereto.

          (b)    Confidentiality.    eFuels Sellers shall hold in strict confidence all documents and information concerning Purchaser and PFC furnished to them and their representatives in connection with the transactions contemplated by this Agreement and all documents and information concerning Purchaser and PFC and the transactions contemplated hereby and shall not release or disclose such documents or information to any other person, except as required by law, and except to their accountants, attorneys, agents, advisors and eFuels personnel in connection with this Agreement, with the same undertaking from such accountants, attorneys, agents, advisors and such eFuels and eFuels/Arizona personnel. Regardless of whether the transactions contemplated by this Agreement shall be consummated, such confidence shall be maintained and such information shall not be used in competition with Purchaser or PFC and all such documents shall immediately after the Effective Time or the termination of this Agreement, as the case may be, be returned to Purchaser and PFC, respectively. Notwithstanding the foregoing, such information shall not be considered confidential if it (i) was already in the possession of eFuels Sellers, eFuels or eFuels/Arizona, (ii) is or becomes generally available to the public other than as a result of disclosure by any eFuels Seller, eFuels or eFuels/Arizona, or their representatives, (iii) becomes available to eFuels Sellers, eFuels or eFuels/Arizona on a non-confidential basis from a source other than Purchaser of PFC; or (iv) is independently developed by eFuels Sellers, eFuels or eFuels/Arizona.

          (c)    Covenant Not to Compete.

              (i)  Each of BC Gas and Westport covenants and agrees that for the period of the lessor of (A) five (5) years after the Closing Date and (B) two (2) years after the date Westport or BC Gas, as the case may be, ceases to be a stockholder of the Purchaser each of them will not, without the written consent of the Purchaser, at any time, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, partner or in any other manner whatsoever, carry on or be engaged in or concerned with or interested in, or advise, or permit its name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, company, corporation or partnership engaged in or concerned with or having an interest in, any business in North America similar to, or carried on in potential competition with, that carried on by Purchaser, PFC, eFuels or eFuels/Arizona.

             (ii)  Each of BC Gas and Westport agrees that all restrictions contained in this Section 4.1(c) are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of them.

        4.2    Covenants of PFC Sellers.    PFC Sellers jointly and severally, hereby covenant and agree with Purchaser and eFuels Sellers as follows:

          (a)    Approvals, Consents and Other Matters.    PFC Sellers shall take all necessary action to obtain any approvals of regulatory authorities, consents and other approvals required to carry out the transactions contemplated by this Agreement, without creating any violations of any laws or any defaults (or liens on assets) under, or breaches or terminations of, or increases in the consideration payable by PFC under, any agreements, and shall cooperate with Purchaser and eFuels Sellers to obtain all such approvals and consents. PFC Sellers shall use their commercially reasonable efforts to satisfy at or before the Effective Time each of the conditions set forth in Section 5.1 hereto.

          (b)    Confidentiality.    PFC Sellers shall hold in strict confidence all documents and information concerning Purchaser, eFuels and eFuels/Arizona furnished to them and their representatives in connection with the transactions contemplated by this Agreement and all documents and information concerning Purchaser, eFuels and eFuels/Arizona and the transactions contemplated hereby and shall not release or disclose such documents or information to any other person, except as required by law, and except to their accountants, attorneys, agents, advisors and PFC personnel in connection with this Agreement, with the same undertaking from such accountants, attorneys, agents, advisors and such PFC personnel. Regardless of whether the transactions contemplated by this Agreement shall be consummated, such confidence shall be maintained and such information shall not be used in competition with Purchaser, eFuels or eFuels/Arizona and all such documents shall immediately after the Effective Time or the termination of this Agreement, as the case may be, be returned to Purchaser, eFuels and eFuels/Arizona, respectively. Notwithstanding the foregoing, such information shall not be considered confidential if it (i) was already in PFC Sellers' possession, (ii) is or becomes generally available to the public other than as a result of disclosure by any PFC Seller, PFC or their representatives, (iii) becomes available to PFC Sellers on a non-confidential basis from a source other than Purchaser, eFuels or eFuels/Arizona, or (iv) is independently developed by PFC Sellers or PFC.

          (c)    Covenant Not to Compete.

              (i)  PFC Sellers each covenant and agree that for the period of the lessor of (A) five (5) years after the Closing Date and (B) two (2) years after the date such PFC Seller ceases to be a stockholder of the Purchaser each of them will not at any time, without the prior written consent of the Purchaser, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, partner or in any other manner whatsoever, carry on or be engaged in or concerned with or interested in, or advise, or permit its name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, company, corporation or partnership engaged in or concerned with or having an interest in, any business in North America similar to, or carried on in potential competition with, that carried on by Purchaser, PFC, eFuels or eFuels/Arizona.

             (ii)  PFC Sellers each agree that all restrictions contained in this Section 4.1(c) are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of them.

        4.3    Covenants of Purchaser.    Purchaser hereby covenants and agrees with eFuels Sellers and PFC Sellers as follows:

          (a)    Confidentiality.    Until the Effective Time, Purchaser shall hold in strict confidence all documents and information concerning eFuels Sellers, eFuels and eFuels/Arizona and PFC Sellers and PFC furnished to Purchaser and its representatives in connection with the transactions contemplated by this Agreement and all documents and information concerning eFuels and eFuels/Arizona and PFC and the transactions contemplated hereby and shall not release or disclose such information to any other person, except as required by law, and except to Purchaser's accountants, attorneys, agents, advisors and employees in connection with this Agreement with the same undertaking from such accountants, attorneys, financial advisors and employees. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with eFuels, eFuels/Arizona or PFC, and all such documents shall immediately after termination of this Agreement be returned to eFuels Sellers, eFuels and eFuels/Arizona and to PFC Sellers and PFC, as may be appropriate. Notwithstanding the foregoing, such information shall not be considered confidential if it (i) was already in Purchaser's possession, (ii) is or becomes generally available to the public other than as a result of disclosure by Purchaser and its representatives, (iii) becomes available to Purchaser on a non-confidential basis from a source other than eFuels, eFuels/Arizona or eFuels Sellers or PFC or PFC Sellers, as the case may be, or (iv) is independently developed by Purchaser.

          (b)    Approvals, Consents and Other Matters.    Purchaser shall take all necessary action and use its commercially reasonable efforts to obtain any approvals of regulatory authorities, consents and other approvals required to carry out the transactions contemplated by this Agreement known by Purchaser to be applicable to the transactions contemplated hereby, and shall cooperate with eFuels Sellers and PFC Sellers to obtain all such approvals and consents. Purchaser shall use its commercially reasonable efforts to satisfy at or before the Effective Time each of the conditions set forth in Sections 5.2, 5.3 and 5.4 hereto.

          (c)    No Dissolution of PFC.    During the two-year period following the Closing, and for so long thereafter as it might affect the eligibility for treatment of the contribution of the stock of PFC as a contribution to capital governed by Section 351(a) of the Internal Revenue Code, Purchaser shall not, and the stockholders of Purchaser shall not cause, permit or suffer Purchaser to, dissolve, liquidate, merge, convert, or dispose of the stock of PFC, without the prior written consent of the PFC Sellers.

ARTICLE V.
Conditions to Closing

        5.1    Conditions to Obligation of Purchaser to Close.    The obligation of Purchaser to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a)    Representations and Warranties of eFuels Sellers.    The representations and warranties of eFuels Sellers under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (b)    Representations and Warranties of PFC Sellers.    The representations and warranties of PFC Sellers under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (c)    Observance and Performance by eFuels Sellers.    eFuels Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the date of the Closing.

          (d)    Observance and Performance by PFC Sellers.    PFC Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the date of the Closing.

          (e)    No Adverse Effect on eFuels.    There shall have occurred no Material Adverse Effect on eFuels or eFuels/Arizona since December 31, 2000, except as disclosed herein and eFuels Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, executed by eFuels Sellers certifying to the satisfaction of the condition referred to herein.

          (f)    No Adverse Effect on PFC.    There shall have occurred no Material Adverse Effect on PFC since December 31, 2000, except as disclosed herein and PFC Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, executed by PFC Sellers certifying to the satisfaction of the condition referred to herein..

          (g)    Delivery of eFuels Certificates and Assignments.    eFuels Certificates and Assignments representing 100% of the eFuels/Arizona Shares shall have been delivered to Purchaser pursuant to Section 2.3(a)(i).

          (h)    Delivery of eFuels Sellers Certificates and Assignments.    eFuels Sellers Certificates and Assignments representing 100% of the eFuels Shares shall have been delivered to Purchaser pursuant to Section 2.3(b)(i).

          (i)    Delivery of PFC Certificates and Assignments.    PFC Certificates and Assignments representing 100% of the PFC Shares shall have been delivered to Purchaser pursuant to Section 2.3(d)(i).

          (j)    Employment Agreements.    Purchaser shall have received executed employment agreements from Andrew J. Littlefair ("Littlefair"), Basham and James N. Harger ("Harger") in the forms of Exhibits E-1, E-2 and E-3, respectively.

          (k)    Consents of Third Parties from eFuels Sellers.    Purchaser shall have received duly executed copies of all consents and agreements necessary for eFuels Sellers to effect the transactions contemplated hereby. Purchaser hereby agrees to use its commercially reasonable efforts to assist eFuels Sellers in obtaining such consents and agreements; provided, however, that Purchaser shall not be obligated to accept any terms different from those that presently exist in such agreements.

          (l)    Consents of Third Parties from PFC Sellers.    Purchaser shall have received duly executed copies of all consents and agreements necessary for PFC Sellers to effect the transactions contemplated hereby. Purchaser hereby agrees to use its commercially reasonable efforts to assist PFC Sellers in obtaining such consents and agreements; provided, however, that Purchaser shall not be obligated to accept any terms different from those that presently exist in such agreements.

          (m)    eFuels Sellers' Legal Opinions.    Purchaser shall have received a legal opinion from Farris, Vaughn, Wills & Murphy, substantially in the form attached hereto as Exhibit D-1 and dated the Closing Date (the "eFuels Sellers' Legal Opinions").

          (n)    PFC Sellers' Legal Opinion.    Purchaser shall have received a legal opinion from Sheppard, Mullin, Richter & Hampton LLP, substantially in the form attached hereto as Exhibit D-2 and dated the Closing Date (the "PFC Sellers' Legal Opinion").

          (o)    Employment Agreements.    Littlefair, Basham, James N. Harger and Ronald W. Zink shall have executed and delivered an employment agreement in form of Exhibits E-1, E-2, E-3 and E-4, respectively, and dated the Closing Date.

          (p)    eFuels Sellers' Closing Documents.    Purchaser shall have received such further instruments and documents as may be reasonably required for eFuels Sellers to consummate the transactions contemplated hereby.

          (q)    PFC Sellers' Closing Documents.    Purchaser shall have received such further instruments and documents as may be reasonably required for PFC Sellers to consummate the transactions contemplated hereby.

          (r)    No Legal Actions.    No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

          (s)    Proceedings and Documents.    All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

          (t)    Release of eFuels Liens.    All existing security interests of record in the assets of eFuels and eFuels/Arizona, other than the eFuels Permitted Encumbrances listed on Schedule 3.1(m) shall have been released.

          (u)    Release of PFC Liens.    All existing security interests of record in the assets of PFC, other than the PFC Permitted Encumbrances listed on Schedule 3.2(l) shall have been released.

          (v)    Working Capital Requirements.    The operating working capital amounts of each of eFuels and PFC at May 31, 2001, as determined in accordance with Canadian GAAP and U.S. GAAP, respectively, shall be no less than $0.5 million.

        5.2    Conditions to Obligation of eFuels Sellers to Close.    The obligation of eFuels Sellers to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a)    Representations and Warranties of Purchaser.    The representations and warranties of Purchaser under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (b)    Representations and Warranties of PFC Sellers.    The representations and warranties of PFC Sellers under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (c)    Observance and Performance of Purchaser.    Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the date of the Closing.

          (d)    Observance and Performance of PFC Sellers.    PFC Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the date of the Closing.

          (e)    PFC Legal Opinion.    eFuels Sellers shall have received the PFC Sellers' Legal Opinion, which eFuels Sellers shall be entitled to rely upon.

          (f)    No Legal Actions.    No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

          (g)    Proceedings and Documents.    All corporate and other proceedings and actions taken by Purchaser in connection with the transactions contemplated hereby, and all certificates, opinions, agreements, instruments and documents mentioned in this Section 5.2 or incident to any such transaction shall be reasonably satisfactory in form and substance to eFuels Sellers and their counsel.

          (h)    Employment Agreement.    Purchaser shall have executed and delivered the Employment Agreements with Andrew J. Littlefair, Basham, James N. Harger and Ronald W. Zink in the form of Exhibits E-1, E-2, E-3 and E-4, respectively.

          (i)    Closing with PFC Sellers.    Purchaser shall, simultaneously with the purchase of the eFuels Shares, purchase the PFC Shares from PFC Sellers.

        5.3    Conditions to Obligation of PFC Sellers to Close.    The obligation of PFC Sellers to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a)    Representations and Warranties of Purchaser.    The representations and warranties of Purchaser under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (b)    Representations and Warranties of eFuels Sellers.    The representations and warranties of eFuels Sellers under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (c)    Observance and Performance of Purchaser.    Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the date of the Closing.

          (d)    Observance and Performance of eFuels Sellers.    eFuels Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the date of the Closing.

          (e)    eFuels Sellers Legal Opinion.    PFC Sellers shall have received the eFuels Legal Opinion, which PFC Sellers shall be entitled to rely upon.

          (f)    No Legal Actions.    No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

          (g)    Proceedings and Documents.    All corporate and other proceedings and actions taken by Purchaser in connection with the transactions contemplated hereby, and all certificates, opinions, agreements, instruments and documents mentioned in this Section 5.3 or incident to any such transaction shall be reasonably satisfactory in form and substance to PFC Sellers and their counsel.

          (h)    PFC Stock Pledge Agreement (Pickens).    Purchaser shall have executed and delivered to Pickens the PFC Stock Pledge Agreement (Pickens) in the form of Exhibit C-1.

          (i)    PFC Stock Pledge Agreement (BPG Trust).    Purchaser shall have executed and delivered to the BPG Trust the PFC Stock Pledge Agreement (BPG Trust) in the form of Exhibit C-2.

          (j)    Employment Agreements.    Purchaser shall have executed and delivered the Employment Agreements with Littlefair, Basham, Harger and Ronald W. Zink in the forms of Exhibits E-1, E-2, E-3 and E-4, respectively.

          (k)    Release of Guaranties.    (i) PFC Sellers shall have received evidence that the personal guaranties and other obligations of Pickens described in Schedules 3.3(m)(VII)(2), 3.3(m)(VIII)(2) and (3) and 3.3(m)(X)(3) through (8) have been released or (ii) Purchaser shall have executed and delivered to Pickens the Indemnity Agreement in the form of Exhibit G and the eFuels Stock Pledge Agreement in the form of Exhibit H.

          (l)    Closing with eFuels Sellers.    Purchaser shall, simultaneously with the purchase of the PFC Shares, purchase the eFuels Shares from the eFuels Sellers.

ARTICLE VI.
Indemnification

        6.1    Joint Indemnification by eFuels Sellers.    BC Gas and Westport, jointly and severally, agree to indemnify and hold harmless Purchaser through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by any of the following:

          (a)   Any and all Loss (defined below) resulting from any misrepresentation or breach of warranty by any eFuels Seller under Section 3.1 of this Agreement, including without limitation, any Loss arising out of a requirement to have any of the dispensers used at eFuels' facilities certified by the appropriate governmental authority having responsibility for weights and measures, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below; and provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below; and

          (b)   Any and all Loss (defined below) resulting from any non-fulfillment of any covenant or agreement on the part of any eFuels Seller under Section 4.1 of this Agreement, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below.

          (c)   Any and all Loss (defined below) resulting from any requirement on the part of eFuels or eFuels/Arizona or Purchaser to repay any Ford Motor Company funds provided to eFuels or eFuels/Arizona during the period up to the Effective Date, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4.

For the purpose of this Section 6.1, "Loss" means any and all loss, injury or damage incurred by Purchaser in connection with any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees (and including court costs and reasonable attorneys fees and expenses incident to any of the foregoing).

        Except as hereinafter specifically provided, no indemnification shall be payable by eFuels Sellers under Section 6.1(a) and (b) unless and until and only to the extent that the aggregate amount of indemnification which Purchaser would otherwise be entitled to receive pursuant to Section 6.1(a) and (b) exceeds $170,000. Such limitation shall not apply to indemnification by the eFuels Sellers under this Section 6.1(a) in respect of a breach of the representations and warranties contained in Section 3.1(f), Section 3.1(g), Section 3.1(j), and Section 3.1(bb). eFuels Sellers' total liability under this Section 6.1 shall not exceed $1,700,000, provided, however, eFuels Sellers shall retain all liability and all benefit, including any fees and costs associated therewith, without limitation, under Section 6.1(c). The amount of any loss, injury, damage or deficiency for which indemnification is provided under this Section 6.1 shall be net of any amounts recovered by the Purchaser under insurance policies with respect thereto and shall be (i) increased to take into account any net tax costs actually recognized by the Purchaser arising from the receipt of indemnity payments hereunder and (ii) reduced to take into account the present value of any net tax benefit to the indemnitee arising from or relating to any such loss, injury, damage or deficiency.

        6.2    Joint Indemnification by PFC Sellers.    PFC Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by any of the following:

          (a)   Any and all Loss (defined below) resulting from any misrepresentation or breach of warranty by any PFC Seller under Section 3.3 of this Agreement, including without limitation, any Loss arising out of a requirement to have any of the dispensers used at PFC's facilities certified by the appropriate governmental authority having responsibility for weights and measures, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below; and

          (b)   Any and all Loss (defined below) resulting from any non-fulfillment of any covenant or agreement on the part of any PFC Seller under Section 4.2 of this Agreement, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below.

          (c)   Any and all Loss (defined below) resulting from any requirement on the part of PFC or Purchaser to repay any government grants provided to PFC during the period up to the Effective Date, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4.

          (d)   Any and all Loss (defined below) arising out of the claim by American Livery, as described in Schedule 3.3(f) hereto, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4.

          (e)   Any and all Loss (defined below) arising out of any claim asserted against PFC in connection with the Texas Ohio litigation, provided that Purchaser makes a written claim for indemnification pursuant to Section 6.4.

For the purpose of this Section 6.2, "Loss" means any and all loss, injury or damage incurred by Purchaser in connection with any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees (and including court costs and reasonable attorneys fees and expenses incident to any of the foregoing).

Except as hereinafter specifically provided, no indemnification shall be payable by PFC Sellers under Section 6.2(a) and (b) unless and until and only to the extent that the aggregate amount of indemnification which Purchaser would otherwise be entitled to receive pursuant to Section 6.2(a) and (b) exceeds $170,000. Such limitation shall not apply to indemnification by PFC Sellers under this Section 6.2(a) in respect of a breach of the representations and warranties contained in Section 3.3(e), Section 3.3(i), and Section 3.3(aa). PFC Sellers' total liability under Section 6.2(a) and 6.2(b) shall not exceed $1,700,000, provided, however, that PFC Sellers shall retain all liability and all benefit, including any fees and costs associated therewith, without any limitation, under Sections 6.2(c), (d) and (e). The amount of any loss, injury, damage or deficiency for which indemnification is provided under this Section 6.2 shall be net of any amounts recovered by the Purchaser under insurance policies with respect thereto and shall be (i) increased to take into account any net tax costs actually recognized by the Purchaser arising from the receipt of indemnity payments hereunder and (ii) reduced to take into account the present value of any net tax benefit to the indemnitee arising from or relating to any such loss, injury, damage or deficiency.

        6.3    Indemnification by Purchaser.    Purchaser agrees to indemnify and hold harmless eFuels Sellers and PFC Sellers through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by any of the following:

          (a)   Any and all Loss resulting from any misrepresentation or breach of warranty by Purchaser under Section 3.4 of this Agreement, provided that eFuels Sellers make a written claim for indemnification against Purchaser pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below; and

          (b)   Any and all Loss resulting from any misrepresentation or breach of warranty by Purchaser under Section 3.4 of this Agreement, provided that PFC Sellers make a written claim for indemnification against Purchaser pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below; and

          (c)   Any and all Loss resulting from any non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement, provided that eFuels Sellers make a written claim for indemnification against Purchaser pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below.

          (d)   Any and all Loss resulting from any non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement, provided that PFC Sellers make a written claim for indemnification against Purchaser pursuant to Section 6.4 below within any applicable survival period set forth in Section 8.1 below.

For the purpose of this Section 6.3, "Loss" means any and all loss, injury or damage incurred by eFuels Sellers or PFC Sellers in connection with any and all actions, suits, proceedings, hearings,

investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees (and including court costs and reasonable attorneys fees and expenses) incident to any of the foregoing.

        6.4    Procedures for Indemnification.    Except as otherwise provided in Sections 6.1 and 6.2, subject to the limitations imposed by Sections 6.1, 6.2 and 6.3 and 8.1, promptly after receipt by an indemnified party pursuant to the provisions of this Article VI of notice of the commencement of any action, claim or proceeding involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of this Article VI, promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party shall not relieve it from any liability which it may have to the indemnified party otherwise than hereunder unless such omission shall have materially adversely affected the indemnifying party' s ability to defend such action, claim or proceeding. In case such action, claim or proceeding is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense or conduct thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based upon a written opinion of legal counsel, that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation. In the event the proceeding is a tax audit, the indemnified party shall not take any action, including, without limitation, the extension of any applicable limitations period, without the express written consent of the indemnifying party, which consent shall not be unreasonably withheld.

ARTICLE VII.
Termination

        7.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

          (a)   by the consent of each of Purchaser, eFuels Sellers and PFC Sellers; or

          (b)   by any of Purchaser, eFuels Sellers or PFC Sellers if (i) any of the conditions to their respective obligations specified in Article VII hereof have not been satisfied or waived prior to Closing, or (ii) the transactions contemplated hereby shall not have been consummated on or before June 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of any of the conditions specified in Article V that are required to have been satisfied prior to the consummation of the transactions contemplated hereby.

        7.2    Effect of Termination.    In the event of the termination of this Agreement by a party to this Agreement, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Sections 3.1(ee), 3.3(ee), 3.4(h), 4.1(b), 4.2(b), 4.3(a), 8.2 and 8.3 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.

ARTICLE VIII.
Miscellaneous

        8.1    Survival of Representations and Warranties.    The representations and warranties of Purchaser, eFuels Sellers and PFC Sellers in this Agreement shall survive the Effective Time for a period of eighteen (18) months following the Closing Date, except as follows:

          (a)   the representations and warranties contained in Section 3.1(j) and 3.3(i) (Tax Matters) shall survive until the expiration of the statute of limitations applicable to Taxes subject to such provision;

          (b)   the representations and warranties contained in Sections 3.1(e) and 3.3(e) (Capitalization) and Section 3.1(m) and 3.3(l) (Title to Assets) shall survive indefinitely; and

          (c)   any representation or warranty that would otherwise terminate on any date determined in accordance with the foregoing shall continue to survive with respect to a claim for indemnity made under Article VI on or prior to such date, until such claim has been satisfied or otherwise resolved.

        8.2    Expenses.    Each of the parties shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

        8.3    Notices.    Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be deemed to be received when delivered in person or at the close of the second full business day following the day on which such notice is mailed by certified mail, postage prepaid, addressed as follows:

If to Purchaser:	PFCeFuels, Inc. 3030 Old Ranch Parkway Suite 280 Seal Beach, California 90470
	Attention:	Andrew J. Littlefair
	Telephone:	(566) 493-2804
	Telecopy:	(566) 493-4532
With a copy to:	BP Capital 260 Preston Commons West 8117 Preston Road Dallas, Texas 75225
	Attention:	Garrett Smith
	Telephone:	(214) 265-4165
	Telecopy:	(214) 750-9773

If to eFuels Sellers:	BG Gas Inc. 1111 West Georgia Street Vancouver, B.C. Canada V6P 4M4
	Attention:	Gordon A. Barefoot
	Telephone:	(604) 443-6507
	Telecopy:	(604) 443-6924
Westport Innovations, Inc. 1691 West 75th Avenue Vancouver, B.C. Canada V6P 6P2
	Attention:	David Demers
	Telephone:	(604) 718-2000
	Telecopy:	(604) 718-2001
and
Alan P. Basham 3216 West 28th Avenue Vancouver, B.C. Canada V6L 1X7
	Telecopy:	(604) 736-3380
With a copy to:	Bruce Hodgins c/o Westport Innovations, Inc. 1691 West 75th Avenue Vancouver, B.C. Canada V6P 6P2
	Telephone:	(604) 718-2000
	Telecopy:	(604) 718-2001
If to PFC Sellers:	BP Capital 260 Preston Commons West 8117 Preston Road Dallas, Texas 75225
	Attention:	Garrett Smith
	Telephone:	(214) 265-4165
	Telecopy:	(214) 750-9773
With a copy to:	Sheppard Mullin Richter & Hampton LLP Forty-Eighth Floor 333 South Hope Street Los Angeles CA 90071
	Attention:	James J. Slaby
	Telephone:	(213) 617-5411
	Telecopy:	(213) 620-1398

or to such other address with respect to any party as such party shall notify the others in writing as above provided.

        8.4    Amendments.    This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

        8.5    Waiver.    At any time prior to the Effective Time, Purchaser, eFuels Sellers or PFC may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of Purchaser, eFuels Sellers and PFC Sellers to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Purchaser, eFuels Sellers and PFC Sellers.

        8.6    Publicity.    Any public announcement or press release concerning the transactions contemplated by this Agreement shall require the prior approval of all parties hereto both as to the making of such announcement or release and as to the form and content thereof, except to the extent that a party is advised by counsel, in good faith, that such announcement or release is required as a matter of law and full opportunity for prior consultation is afforded to the other parties to the extent practicable.

        8.7    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.8    Assignment of Agreement.    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Purchaser, eFuels Sellers or PFC Sellers, whether by operation of law, asset or stock sale or otherwise, without the prior written consent of the other parties hereto.

        8.9    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

        8.10    Counterparts.    This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

        8.11    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.

        8.12    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

        8.13    Remedies.    Except as otherwise provided in this Section 8.13, nothing contained herein is intended to or shall be construed so as to limit the remedies which any party may have against the others in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive. Notwithstanding any contrary provision in this Agreement, in the absence of intentional misrepresentation or intentional omission of material facts, the indemnification provisions contained in Article VI hereof shall constitute the sole and exclusive remedy for any breach of a representation or warranty (but not a covenant) of any party to this Agreement.

        8.14    Entire Agreement.    This Agreement and the transaction documents referred to herein constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof.

        8.15    Further Assurances.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        8.16    Consent to Jurisdiction and Waivers.    By their execution and delivery of this Agreement, each of Purchaser, eFuels Sellers and PFC Sellers expressly and irrevocably consents, and submits to the personal jurisdiction of the state courts of the State of California and the United States District Court for the Central District of California. Each of Purchaser, eFuels Sellers and PFC Sellers further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to the other parties hereto by hand or by any other manner provided for in Section 8.3. Each of Purchaser, eFuels Sellers and PFC Sellers expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

        8.17    Arbitration.    Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Los Angeles County, California in accordance with the following procedures:

          (a)    Judicial Arbitration and Mediation Services, the Company.    The arbitration shall be administered by Judicial Arbitration and Mediation Services, the Company ("JAMS") in its Los Angeles County office.

          (b)    Arbitrator.    The arbitrator shall be a retired superior court judge of the State of California affiliated with JAMS.

          (c)    Provisional Remedies and Appeals.    Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

          (d)    Enforcement of Judgment.    Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be binding, final, and nonappealable.

          (e)    Discovery.    The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

          (f)    Consolidation.    Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

          (g)    Power and Authority of Arbitrator.    The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

          (h)    Governing Law.    All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by the state law shall be resolved according to the law of the State of California. Any action brought to enforce the provisions of this Section shall be brought in the Los Angeles County Superior Court. All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by California law.

          (i)    Costs.    The costs of the arbitration, including any JAMS administration fee, and arbitrator's fee, and costs of the use of facilities during the hearings, shall be borne by the nonprevailing party. Costs and attorneys' fees shall be awarded to the prevailing party. For the purposes of this paragraph, attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examination; (4) discovery; and (5) bankruptcy litigation.

        8.18    Waiver of Jury Trial.    In the event that any dispute shall arise between or among any of the parties to this Agreement and litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of Purchaser, by duly authorized officers of the eFuels Sellers and by the PFC Sellers and by Basham as of the date first above written.

PURCHASER:
PFCeFUELS, INC.
By:	/s/ ALAN P. BASHAM
Its: President and CEO
/s/ ALAN P. BASHAM Alan P. Basham
eFUELS SELLERS
BC GAS INC.
	By:	/s/ ILLEGIBLE
Its:
WESTPORT INNOVATIONS, INC.
	By:	/s/ ILLEGIBLE
	Its:	Chief Financial Officer
PFC SELLERS
/s/ BOONE PICKENS Boone Pickens
PICKENS GRANDCHILDREN'S TRUST U/D/T 11/30/99
By:	/s/ G. MICHAEL BOSWELL G. Michael Boswell, Trustee
By:	/s/ RONALD BASSETT, TRUSTEE Ronald Bassett, Trustee

EXHIBIT A

SELECTED DEFINITIONS

        "Basham" means Alan P. Basham.

        "BC Gas" means BC Gas, Inc., a British Columbia corporation.

        "BP Note has the meaning set forth in Section 2.1(b).

        "BPG Trust" means the Boone Pickens Grandchildren's Trust U/D/T 11/30/99.

        "Canadian GAAP" means generally accepted accounting principles in Canada as in effect from time to time as set forth in the recommendations of the Canadian Institute of Chartred ("CIGA") Accountants set out in the CICA Handbook, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "CERCLA" has the meaning set forth in Section 3.1(bb)(vii).

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Effective Time" has the meaning set forth in Section 2.2.

        "eFuels" means BCG eFuels Inc., a British Columbia corporation.

        "eFuels Balance Sheet" has the meaning set forth in Section 3.1(i).

        "eFuels Certificates and Assignments" has the meaning set forth in Section 2.3(a)(i).

        "eFuels Equipment" has the meaning set forth in Section 3.1(cc).

        "eFuels Financial Statements" has the meaning set forth in Section3.1(i).

        "eFuels Intellectual Property" has the meaning set forth in Section 3.1(z).

        "eFuels/Arizona Intellectual Property" has the meaning set forth in Section 3.1(z).

        "eFuels Leased Property" has the meaning set forth in Section 3.1(bb)(xix).

        "eFuels Owned Parcel" has the meaning set forth in Section 3.1(l).

        "eFuels Owned Property" has the meaning set forth in Section 3.1(bb)(xvii).

        "eFuels Sellers" means BC Gas, Westport and Basham.

        "eFuels Shares" means all of the outstanding capital stock of eFeuls.

        "Environmental Law" has the meaning set forth in Section 3.1(bb)(xvi).

        "ERISA" has the meaning set forth in Section 3.1(t).

        "Hazardous Substances" has the meaning set forth in Section 3.1(bb)(xv).

        "Harger" means James N. Harger.

        "Littlefair" means Andrew J. Littlefair.

        "Material Adverse Effect" or "Materially Adversely Affected" shall mean any material adverse change in the business, properties, results of operations, condition (financial or otherwise), or prospects of a company or its business, taken as a whole.

        "National Priorities List" has the meaning set forth in Section 3.1(bb)(ix).

        "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

        "Permits" has the meaning set forth in Section 3.1(r).

        "PFC" means Pickens Fuel Corp., a California corporation.

        "PFC Balance Sheet" has the meaning set forth in Section 3.3(h).

        "PFC Balance Sheet Date" has the meaning set forth in Section 3.3(h).

        "PFC Certificates and Assignments" has the meaning set forth in Section 2.3(b)(i).

        "PFC Equipment" has the meaning set forth in Section 3.3(cc).

        "PFC Existing Property" has the meaning set forth in Section 3.3(aa)(xvi).

        "PFC Intellectual Property" has the meaning set forth in Section 3.3(y).

        "PFC Leased Property" has the meaning set forth in Section 3.3(aa)(xv).

        "PFC Owned Parcel" has the meaning set forth in Section 3.3(k).

        "PFC Owned Property" has the meaning set forth in Section 3.3(aa)(xv).

        "PFC Permits" has the meaning set forth in Section 3.3(q).

        "PFC Sellers" means Pickens and BPG Trust.

        "PFC Shares" means all of the outstanding shares of capital stock of PFC.

        "PFC Title Report" has the meaning set forth in Section 3.3(k).

        "Pickens" means Boone Pickens.

        "Purchaser" means PFCeFuels, Inc., a Delaware corporation.

        "Securities Act" has the meaning set forth in Section 3.1(hh).

        "Taxes" has the meaning set forth in Section 3.1(j).

        "Trust Note" has the meaning set forth in Section 2.1(c)(ii).

        "U.S. GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "Westport" means Westport Innovations Inc., an Alberta corporation.

QuickLinks

  Exhibit 2.1
STOCK PURCHASE AGREEMENT
ARTICLE I. Purchase of Shares
ARTICLE II. Purchase Price and Closing
ARTICLE III. Representations and Warranties
ARTICLE IV. Certain Covenants
ARTICLE V. Conditions to Closing
ARTICLE VI. Indemnification
ARTICLE VII. Termination
ARTICLE VIII. Miscellaneous
EXHIBIT A SELECTED DEFINITIONS